Exhibit 10.47

EXECUTION VERSION

SENIOR

BRIDGE LOAN

CREDIT AGREEMENT

dated as of

June 28, 2007

among

EQUINIX, INC.

as Company,

THE GUARANTORS named herein,

THE LENDERS named herein

and

CITIBANK, N.A., as Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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Page
SCHEDULES

1.1	Commitments
4.1	Subsidiaries
4.5	Existing Liens
6.1	Existing Indebtedness
6.4	Certain Investments

EXHIBITS

I	FORM OF BRIDGE NOTE
II	FORM OF TERM NOTE
III	FORM OF NOTICE OF BORROWING
IV	FORM OF DESCRIPTION OF SENIOR NOTES
V	FORM OF REGISTRATION RIGHTS AGREEMENT
VI-A	FORM OF OPINION OF BRANDI GALVIN MORANDI, GENERAL COUNSEL OF THE COMPANY
VI-B	FORM OF OPINION OF SHEARMAN & STERLING, COUNSEL FOR THE COMPANY AND GUARANTORS
VII	FORM OF GUARANTEE

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This Senior Bridge Loan Credit Agreement is dated as of June 28, 2007 and entered into by and between EQUINIX, INC., a Delaware corporation (the “Company”), the Guarantors named on the signature pages hereto, the Lenders named on the signature pages hereto (the “Lenders”), and CITIBANK, N.A. (“Citibank”), as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Company desires that the Lenders extend a senior bridge loan credit facility to the Company in connection with the Acquisition (as defined herein);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

SECTION 1 DEFINITIONS

1.1 Certain Defined Terms The following terms used in this Agreement shall have the following meanings:

“Acquired Business” means Target and its subsidiaries.

“Acquisition” means the acquisition of the Target, directly or indirectly, by the Company.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” has the meaning ascribed to such term in the introduction to this Agreement.

“Agreement” means this Senior Bridge Loan Credit Agreement dated as of June 28, 2007, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Rate” means for each Interest Period the LIBOR Rate then in effect.

“Applicable Spread” means 3.50% for the period from and including the Closing Date and to but excluding the three month anniversary of the Closing Date and for each subsequent 3-month period, the Applicable Spread in effect for the immediately preceding 3-month period plus 0.5%.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (1) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 6.5; (3) any Restricted Payment permitted by Section 6.3 or, after the Conversion Date, that constitutes a Permitted Investment; (4) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (5) disposals or replacements of obsolete or worn out equipment; (6) the grant of Liens not prohibited by this Agreement; (7) the licensing of intellectual property; (8) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; (9) the sale of inventory in the ordinary course of business; (10) the sale of the Singapore E-mail Business in an amount not to exceed $2.0 million; and (11) Sale and Leaseback Transactions permitted under clause (o) of the definition of “Permitted Indebtedness”.

“Availability Period” means (a) in the case of each Offer Loan, the period commencing on the Effective Date and ending on the final date of the Offer Certain Funds Period and (b) in the case of each Scheme Loan, the period commencing on the Effective Date and ending on the final date of the Scheme Certain Funds Period.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Bank Facility” means the Second Amended and Restated Loan and Security Agreement, by and among the Company, Equinix Operating Co. Inc. the lenders party thereto in their capacities as lenders thereunder and Silicon Valley Bank, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements (but excluding debt securities) extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Bidco” means Equinix (UK) Limited, a Wholly Owned Restricted Subsidiary of the Company formed under the laws of England and Wales.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Agent.

“Bridge Loan” means, collectively, the loans made by the Lenders pursuant to Section 2.1(a) consisting of Offer Loans or Scheme Loans

“Bridge Loan Commitment” means the commitment of the Lenders to make the Bridge Loan as set forth in Section 2.1(a) consisting of the Offer Commitments and the Scheme Commitments.

“Bridge Notes” has the meaning ascribed to such term in Section 2.1(d) and attached as Exhibit I.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York, New York or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close; provided, however, that when used in connection with LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock” means: (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(a) debt securities denominated in euro, pounds sterling or U.S. dollars to be issued or directly and fully guaranteed or insured by the government of a Participating Member State, the U.K. or the U.S., as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b) commercial paper denominated in euro, pounds sterling or U.S. dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from Standard & Poor’s;

(c) certificates of deposit denominated in euro, pounds sterling or U.S. dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a Participating Member State in the United Kingdom or the United States, provided that the bank is rated P1 by Moody’s or A1 by Standard & Poor’s;

(d) any cash deposit denominated in euro, pounds sterling or U.S. dollars with any commercial bank or other financial institution, in each case whose long term unsecured, unsubordinated debt rating is at least Aa3 by Moody’s or AA by Standard & Poor’s;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Certain Funds Period” means the Scheme Certain Funds Period or, after an Election has occurred, the Offer Certain Funds Period.

“Change of Control” means the occurrence of one or more of the following events:

(a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement);

(b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Agreement);

(c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Date” has the meaning ascribed to such term in Section 2.5(a)(4).

“Change of Control Offer” has the meaning ascribed to such term in Section 2.5(a)(4).

“Closing Date” means the date on which the Bridge Loans are made in accordance with this Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Companies Act 1985” means the Companies Act 1985 of England and Wales, as amended.

“Companies Act 2006” means the Companies Act 2006 of England and Wales, as amended.

“Companies House” means the Companies House, an executive agency of the UK Department of Trade and Industry.

“Company” has the meaning ascribed to such term in the introduction to this Agreement.

“Completion” means the completion of the acquisition of 100% of the Capital Stock of the Target.

“Completion Date” means the date on which Completion occurs.

“Compulsory Acquisition Procedures” means the procedures set out for the compulsory acquisition of minority shares in Chapter 3 of Part 28 to the Companies Act 2006.

“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to any Person for any period, the total amount of depreciation, amortization and accretion expense, including the amortization of deferred financing fees or costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(1) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(3) Consolidated Depreciation, Amortization and Accretion Expense of such Person for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Loan Documents (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges relating to the offering of the Demand Take-Out Notes and (B) any amendment or other modification of the Demand Take-Out Notes and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5) any other Non-cash Charges, including any provisions, provision increases, write-offs or write downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(6) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in paragraph (c) of Section 6.3; plus

(7) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(8) any net loss from disposed or discontinued operations; plus

(9) (i) any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Standard No. 139 “Financial Instruments: Recognition and Measurement”; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge loss was excluded in a prior period; and (ii) any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(2) any net gain from disposed or discontinued operations; plus

(3) (i) any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Standard No. 139 “Financial Instruments: Recognition and Measurement”; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Company), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain was excluded in a prior period; and (ii) any net unrealized gain (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(b) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated

EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(b) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense; plus

(b) the product of (1) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Agreement, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(a) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (1) any amortization of debt discount and the amortization or write-off of deferred financing costs; (2) the net costs under Interest Swap Obligations; (3) all capitalized interest; and (4) the interest portion of any deferred payment obligation; plus

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(c) interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(a) any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses (including relating to the Transaction),

(b) any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(c) any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business shall be excluded,

(d) the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded,

(e) any after tax effect of income (loss) from the early extinguishment of (1) Indebtedness, (2) obligations under any Currency Agreement or (3) other derivative instruments shall be excluded,

(f) any impairment charge or asset write off or write down, including impairment charges or asset write offs or write downs related to intangible assets, long lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g) any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(h) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument shall be excluded,

(i) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded to the extent included in Net Income for the period,

(j) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

(k) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Loan Documents (in each case, whether or not non-recurring).

Notwithstanding the foregoing, for the purpose of Section 6.3 only (other than paragraph (c)(3)(D) of Section 6.3), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments (other than Permitted Investments) made by Company and its Restricted Subsidiaries, any repurchases and redemptions of Investments (other than Permitted Investments) from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments (other than Permitted Investments) by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under paragraph (c)(3)(D) of Section 6.3.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Conversion Date” means the one year anniversary of the Closing Date.

“Court Order” means an order of an English court of competent jurisdiction sanctioning the Scheme under Section 425 of the Companies Act 1985 and, if applicable, confirming the reduction of share capital of Target under Section 138 of the Companies Act 1985.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Demand Take-Out Notes” means securities of the Company issued pursuant to Section 5.9, the proceeds of which shall be used to repay the Bridge Notes in whole or in part, which Demand Take-Out Notes shall be guaranteed by each entity that guarantees the Bridge Loan.

“Description of Senior Notes” means the description of notes attached hereto as Exhibit IV.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a change of control or an asset sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a change of control or an asset sale) on or prior to the final maturity date of the Term Loans.

“Dollars” or the sign “$” means the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Effective Date” means the date on which the conditions specified in Section 3.1 are satisfied (or waived in accordance with Section 10.6).

“Election” means an election made by Bidco (and notified in writing to the Agent) to undertake the Acquisition by way of the Offer rather than pursuant to the Scheme.

“Eligible Assignee” means (a) (1) a commercial bank organized under the laws of the United States of America or any state thereof; (2) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (3) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) such bank is acting through a branch or agency located in the United States or (B) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (4) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (1) through (4) above) that is reasonably acceptable to Agent; and (b) any Lender and any Affiliate of any Lender.

“Engagement Letter” means the engagement letter between Citigroup Global Markets Inc and the Company dated the date hereof.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (a) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, maintained or contributed to by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates or (b) with respect to which the Company or any of its Subsidiaries retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or directive (conditional or otherwise) by any governmental authority or any Person for any response or corrective action, any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of its Subsidiaries or any of their respective properties or predecessors in interest.

“Environmental Laws” means the common law and all statutes, ordinances, orders, rules, regulations, judgments, orders or decrees relating to (a) pollution and protection of the environment (b) the Release or threatened Release of Hazardous Materials, (c) the generation, use, storage, transportation, treatment or disposal of Hazardous Materials, or (d) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning

and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Environmental Lien” means a Lien in favor of a Tribunal or other Person (a) for any liability under an Environmental Law or (b) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b) issuances to any Subsidiary of the Company;

(c) issuances pursuant to the exercise of options or warrants outstanding on the date hereof;

(d) issuances upon conversion of securities convertible into Common Stock outstanding on the date hereof;

(e) issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f) issuances pursuant to employee stock plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate”, as applied to any Person, means (a) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (b) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and (c) with respect to provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member.

“ERISA Event” means (a) a “Reportable Event” with respect to any Pension Plan; (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Company or its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Company or its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (i) the imposition of a Lien pursuant to Section 302(f) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Notes” has the meaning ascribed to it in Section 5.10(b).

“Exchange Request” has the meaning ascribed to it in Section 5.10.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company or any duly appointed officer of the Company or a Restricted Subsidiary, as applicable, acting reasonably and in good faith and, in respect of any asset or property with a fair market value in excess of $10.0 million, shall be determined by the Board of Directors of the Company and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Agent.

“Fee Letter” means the fee letter between Citigroup Global Markets Inc. and the Company dated the date hereof.

“Filing Date” means the date on which an office copy of the Court Order is filed at the Companies House.

“Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.

“Fixed Rate” means, with respect to any Loans, a rate of interest equal to the Applicable Rate plus the Applicable Spread then in effect on the applicable date as provided in Section 2.3(a)(2).

“Fixed Rate Loans” means Loans described in Section 2.3(a)(2).

“Floating Rate Loans” means Loans described in Section 2.3(a)(1).

“Funding Guarantor” shall have the meaning provided in Section 9.6.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Closing Date.

“Guarantee” means, collectively, the guarantees delivered to the Lenders by the Guarantors pursuant to Section 9 that are evidenced by signatures hereto or a guarantee substantially in the form of Exhibit VII annexed hereto.

“Guarantor” means (a) as of the Effective Date, Equinix Operating Co., Inc. and (b) after the Effective Date, Equinix Operating Co., Inc. and each of the Company’s Domestic Restricted Subsidiaries that in the future executes a Guarantee pursuant to which such Restricted Subsidiary agrees to be bound by the terms of this Agreement as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Agreement.

“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) asbestos in any form; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (i) pesticides; and (j) any other chemical, material, substance, pollutant or contaminant in any form regulated, or which can give rise to liability, under any Environmental Law.

“Indebtedness” means with respect to any Person, without duplication:

(a) all Obligations of such Person for borrowed money;

(b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all Capitalized Lease Obligations of such Person;

(d) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (1) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (2) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(e) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below;

(g) all Obligations of any other Person of the type referred to in clauses (a) through (f) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(h) all Obligations under currency agreements and interest swap agreements of such Person; and

(i) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s non-Domestic Restricted Subsidiaries which are not Guarantors with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“indemnified liabilities” has the meaning ascribed to such term in Section 10.4.

“Indemnitees” has the meaning ascribed to such term in Section 10.4.

“Interest Period” means (a) with respect to any Loan (other than a Fixed Rate Loan), a three-month period (or such shorter period as may be acceptable to the Lenders) and (b) with respect to any Fixed Rate Loan, a six-month period.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day on which banks in New York and London are open prior to the first Business Day of such Interest Period.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and, in the case of the Company and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days and made in the ordinary course of business consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Laws” means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession, province, county, parish, town, township, village, municipality or Tribunal, and “Law” means each of the foregoing.

“Lenders” has the meaning ascribed to that term in the introduction to this Agreement and shall include any assignee of any Loan, Note or Loan Commitment to the extent of such assignment.

“LIBOR Rate” means the rate per annum determined by the Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period (or such shorter period as may be acceptable to the Lenders) that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (a) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (b) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period the rate per annum equal to the rate at which the Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Litigation” means any action, suit, proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Tribunal.

“Loan Commitment” means the Bridge Loan Commitment and the Term Loan Commitment.

“Loan Documents” means this Agreement, the Bridge Notes, the Term Notes, the Guarantees, the Senior Indenture, the Exchange Notes and the Registration Rights Agreement.

“Loans” means the Bridge Loan and the Term Loan as each may be outstanding.

“Major Covenant” means the covenants set forth in Sections 6.1 and 6.2 (except insofar as each such covenant may apply to or constitute a procurement covenant relating to the Acquired Business) and the covenant set forth in Section 6.5(a) insofar as each such covenant applies to Company, Bidco or any Material Subsidiary (except insofar as such covenant may apply to or constitute a procurement covenant relating to the Acquired Business).

“Major Default” means any of the following events occurs, whether or not caused by any reason outside the control of the Company or any Guarantor:

(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed (other than by a Lender) seeking (1) liquidation, reorganization, administration or other relief in respect of the Company, Bidco or any Material Subsidiary (other than the Acquired Business) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, Bidco or any Material Subsidiary (other than the Acquired Business) or for a substantial part of its assets, and, in any such case, such proceeding or petition (A) shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (B) is not frivolous or vexatious;

(b) the Company, Bidco or any Material Subsidiary (other than the Acquired Business) shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, Bidco or any Material Subsidiary (other than the Acquired Business) or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing;

(c) the Company, Bidco or any Material Subsidiary (other than the Acquired Business) shall generally not pay its debts as they become due or shall admit in writing its inability or failure to pay its debts as they become due;

(d) it becomes unlawful to make or fund, or to have any commitment to make or fund, the Loans; or

(e) the Company cancels, rescinds or purports to rescind this Agreement or the Company or any Guarantor initiates a proceeding seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Company or any Guarantor shall repudiate or deny any portion of its liability or obligation for the Loans.

“Major Representation” means each of the representations and warranties set forth in Section 4.1 (a), Section 4.2 and Section 4.3(a)(2) and Section 4.3(a)(3) (solely with respect to material debt instruments and indentures or similar agreements pursuant to which such debt instruments are issued), in each case, insofar as they relate to the Company or Bidco.

“Margin Stock” has the meaning assigned to that term in Regulation U and Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (a) the business, results of operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or its Subsidiaries taken as a whole to perform its or their respective material obligations under the Loan Documents to which it is a party or (c) the validity or enforceability against the Company or any of its Subsidiaries of any of the Loan Documents or any of the material rights or remedies of the Agent or the Lenders thereunder.

“Material Subsidiary” means a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Act.

“Multiemployer Plan” means a Pension Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c) repayment of Indebtedness (other than Indebtedness under the Bank Facility or the Target Facility) that is secured by the property or assets that are the subject of such Asset Sale; and

(d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or distributions.

“Non-cash Charges” means, with respect to any Person, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Notes” means, collectively, the Bridge Notes and the Term Notes.

“Notice of Borrowing” means a notice substantially in the form of Exhibit III annexed hereto with respect to a proposed borrowing.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer” means (a) the offer made or to be made on behalf of Bidco, to acquire all the issued and outstanding Target Shares, excluding any Open Market Shares, as such offer may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement and (b) if the context requires, the acquisition of Target Shares pursuant to Compulsory Acquisition Procedures.

“Offer Announcement Date” means the date on which the Offer Press Release is issued.

“Offer Certain Funds Period” means the period from and including the Offer Announcement Date and to and including the earliest of:

(a) the date which is five months after the date on which the Offer Document is first posted if Bidco has not become entitled to initiate the Compulsory Acquisition Procedures in respect of the Target Shares of the shareholders of the Target who have not accepted the Offer;

(b) if, on or prior to the date which is five months after the date on which the Offer Document is first posted, Bidco becomes entitled to initiate the Compulsory Acquisition Procedures, the date which is the later of (1) the first Business Day after the expiry of seven weeks after the date Bidco becomes entitled to initiate the Compulsory Acquisition Procedures in respect of the Target Shares of the shareholders of the Target who have not accepted the Offer; (2) if an application to court is made under Section 986 of the Companies Act 2006, the first Business Day after the last day on which that application was disposed of; and (3) 15 days after the Offer is closed; and

(c) the date on which any Offer Mandatory Cancellation Event occurs.

“Offer Commitment” means, with respect to each Lender, the commitment of such Lender to make an Offer Loan in an amount not to exceed the amount set forth under the heading “Term Commitment—Offer Commitment” opposite such Lender’s name on Schedule 1.1. The initial aggregate amount of the Lenders’ Offer Commitments is $500.0 million.

“Offer Conditions Precedent” mean the conditions listed in Appendix I to the Offer Document.

“Offer Covenants” means the covenants set forth in paragraphs (a), (b), (c), (e) and (f) of Section 5.16 to the extent the breach of such covenants is materially prejudicial to the Lenders.

“Offer Document” means the document containing the Offer posted to shareholders of Target.

“Offer Loan” means any Loan the purpose of which is to finance, directly or indirectly, the cash consideration for the Target Shares purchased pursuant to the Offer (including any Target Shares acquired pursuant to the Compulsory Acquisition Procedures).

“Offer Mandatory Cancellation Event” means the occurrence of any of the following:

(a) the Offer lapses or is withdrawn; or

(b) the Offer Document is not posted within 28 days following the date of issue of the Offer Press Release (or such longer time period as the Required Lenders and the Takeover Panel may agree); or

(c) if the Competition Commission initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 or the Offer is referred to the Competition Commission, in either case before 1:00 p.m. on the first closing date of the Offer or the Unconditional Date, whichever is later; or

(d) the Unconditional Date does not occur within 180 days after the date of this Agreement.

“Offer Payment Date” has the meaning ascribed to such term in Section 2.5(a)(4).

“Offer Press Release” means the press release made by or on behalf of Bidco announcing the terms of the Offer.

“Officer” means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by two Officers; provided, however, that every Officers’ Certificate with respect to the compliance with a condition precedent to the making of the Loans hereunder shall include (a) a statement that the officer or officers making or giving such Officers’ Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (b) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

“Open Market Shares” means the Target Shares purchased by Bidco (or any Affiliate thereof) in the open market prior to the Unconditional Date.

“Other Taxes” has the meaning ascribed to such term in Section 10.19.

“Participating Member State” means each state, so described in any European Monetary Union legislation, which was a participating member state on December 31, 2003.

“Payment Office” shall mean the office of the Agent located at 2 Penns Way, Suite 100, New Castle, Delaware 19720 or such other office as the Agent may designate to the Company and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation’s functions under ERISA.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA which is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Company or any Subsidiary of the Company.

“Permits” has the meaning ascribed to such term in Section 4.18.

“Permitted Indebtedness” means, without duplication, each of the following:

(a) Indebtedness under the Bridge Loans issued on the Closing Date in an aggregate principal amount not to exceed $500.0 million, this Agreement and the Guarantees and any Term Loans or Exchange Notes issued in exchange therefor pursuant to the terms of this Agreement;

(b) Indebtedness incurred pursuant to the Bank Facility in an aggregate principal amount at any time outstanding not to exceed $75.0 million, less:

(i) the amount of all payments actually made by the Company thereunder in respect of Indebtedness thereunder with Net Cash Proceeds from Asset Sales pursuant to Section 2.5(a) and 6.9 (excluding any such payments to the extent refinanced at the time of payment under a replaced Bank Facility); and

(ii) reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) thereunder;

(c) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Closing Date and listed on Schedule 6.1, reduced by the amount of any scheduled amortization payments, mandatory prepayments when actually paid, conversions or permanent reductions thereon; provided, however, that the principal amount of Indebtedness under the Loan and Security Agreement and Note between Equinix RP II, LLC and SFT I, Inc. dated December 21, 2005 may be increased by up to $50.0 million;

(d) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(e) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(f) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Agreement, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Agreement; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (f) by the issuer of such Indebtedness;

(g) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Agreement, in each case subject to no Lien other than a Lien permitted under this Agreement; provided that (1) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under this Agreement and the Notes and (2) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under this Agreement owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (g) by the Company;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(i) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(j) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed (together with any Refinancing Indebtedness with respect thereto) $10.0 million at any time outstanding;

(k) Refinancing Indebtedness;

(l) Indebtedness of the Company or any Restricted Subsidiary consisting of “earn-out” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock);

(m) Indebtedness of the Acquired Business incurred pursuant to the Target Facility in an aggregate principal amount at any time not to exceed £82.0 million, less:

(1) the amount of all payments actually made by the Company thereunder in respect of Indebtedness thereunder with Net Cash Proceeds from Asset Sales pursuant to Section 2.5(a) and 6.9 (excluding any such payments to the extent refinanced at the time of payment under a replaced Target Facility); and

(2) reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

(n) Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(o) Indebtedness in respect of Sale and Leaseback Transactions in an amount not to exceed $50.0 million in aggregate;

(p) Indebtedness of Restricted Subsidiaries in Japan, Singapore and Australia in an amount not to exceed $60.0 million and guarantees in respect thereof by the Company; and

(q) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $25.0 million at any one time outstanding (which amounts may, but need not, be incurred in whole or in part under the Bank Facility).

For purposes of determining compliance with Section 6.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (q) above or, after the Conversion Date is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 6.1(b), the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 6.1; provided that all Indebtedness outstanding under the Bank Facility up to the maximum amount permitted under clause (b) above shall be deemed to have been incurred pursuant to clause (b). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of Section 6.1.

“Permitted Investment” means:

(a) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly-Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly-Owned Restricted Subsidiary of the Company;

(b) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary that is a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and this Agreement;

(c) investments in cash and Cash Equivalents and Investments permitted by the investment policy adopted by the Company’s Board of Directors, a true and correct copy of which has been provided to the Agent;

(d) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(e) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Agreement;

(f) additional Investments (other than any Investments in any direct or indirect parent company of the Company) not to exceed $10.0 million at any one time outstanding;

(g) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(h) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 2.5(a) and 6.9;

(i) Investments resulting from the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 6.2;

(j) Investments represented by guarantees that are otherwise permitted under this Agreement;

(k) Investments the payment for which is Qualified Capital Stock of the Company;

(l) Investments in Target Shares; and

(m) Investments in Persons other than Wholly Owned Subsidiaries owned by them as of the Closing Date and described on Schedule 6.4 annexed hereto.

“Permitted Liens” means the following types of Liens:

(a) Liens for taxes, assessments or governmental charges or claims either (1) not delinquent or (2) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

(g) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided, however, that (1) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (2) the Lien securing such Purchase Money Indebtedness shall be created within 120 days of such acquisition;

(h) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(j) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Agreement;

(k) Liens securing Indebtedness under Currency Agreements;

(l) Liens securing Acquired Indebtedness incurred in accordance with Section 6.1; provided that

(1) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(2) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(m) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Agreement;

(n) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(o) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(p) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(r) Liens (1) on inventory held by and granted to a local distribution company in the ordinary course of business and (2) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business;

(s) Liens securing Indebtedness of Special Purpose Subsidiaries;

(t) Liens securing Indebtedness in respect of Sale and Leaseback Transactions permitted pursuant to paragraph (o) of the definition of Permitted Indebtedness;

(u) Liens securing Indebtedness permitted pursuant to paragraph (p) of the definition of Permitted Indebtedness; and

(v) after the Conversion Date, Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries that do not exceed $10.0 million at any one time outstanding.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA maintained by the Company or any of its Subsidiaries for employees of the Company or any of its Subsidiaries.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Press Release” means the Scheme Press Release or, following an Election, the Offer Press Release.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Receiving Bank” means the bank appointed receiving bank in connection with the Offer.

“Receiving Bank Account” means the account with the Receiving Bank into which proceeds from the Offer Loans to purchase Target Shares will be paid.

“Receiving Bank Account Letter” means the letter of instructions, containing customary terms for such letter, from Bidco to the Receiving Bank and countersigned by the Receiving Bank.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clauses (b), (d), (e), (f), (g), (h), (i), (j), (l), (n) or (o) of the definition of Permitted Indebtedness), in each case that does not:

(a) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing); or

(b) create Indebtedness with: (1) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (2) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (A) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (B) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means a registration rights agreement to be dated on or after the Conversion Date substantially in the form of Exhibit V annexed hereto.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Reportable Event” has the meaning set forth in Section 4043 of ERISA, but excluding any event for which the 30-day notice requirement has been waived by applicable regulations of the PBGC.

“Required Lenders” means Lenders holding in the aggregate more than 50% of the outstanding principal amount of Notes.

“Restricted Payment” has the meaning ascribed to such term in Section 6.3.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Scheme” means a scheme of arrangement made pursuant to Section 425 of the Companies Act 1985 in relation to the cancellation of the entire issued share capital of Target and the subsequent issue of new shares in Target to Bidco as contemplated by the Scheme Press Release.

“Scheme Announcement Date” means the date on which the Scheme Press Release is issued.

“Scheme Certain Funds Period” means the period (a) beginning on the Scheme Announcement Date and (b) ending on the earlier of (1) the date that falls 14 days after the Filing Date and (2) the date on which a Scheme Mandatory Cancellation Event occurs.

“Scheme Commitment” means, with respect to each Lender, the commitment of such Lender to make a Scheme Loan in an amount not to exceed the amount set forth under the heading “Term Commitment—Scheme Commitment” opposite such Lender’s name on Schedule 1.1. The initial aggregate amount of the Lenders’ Scheme Commitments is $500.0 million.

“Scheme Conditions Precedent” means the conditions listed in Appendix I to the Scheme Document.

“Scheme Covenants” means the covenants set forth in paragraphs (a), (b), (d) and (e) of Section 5.17 to the extent the breach of such covenants is materially prejudicial to the Lenders.

“Scheme Document” means the scheme document issued or to be issued by Target to its shareholders in respect of the Scheme.

“Scheme Loan” means any Loan the purpose of which is to finance, directly or indirectly, the cash consideration for the Target Shares purchased pursuant to the Scheme.

“Scheme Mandatory Cancellation Event” means the occurrence of any of the following:

(a) the Scheme lapses or is withdrawn; or

(b) if the Competition Commission initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 or the Scheme is referred to the Competition Commission prior to the date on which the resolutions are passed at the court meeting; or

(c) if the Filing Date has not occurred on or prior to the date falling 150 days after the date of this Agreement.

“Scheme Press Release” means the press release made by or on behalf of Bidco announcing the terms of the Scheme.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Indenture” means an indenture between the Company and a trustee, containing the covenants summarized in the Description of Senior Notes attached hereto as Exhibit IV (with such additional changes therein as the Agent and the Company shall approve), as the same may at any time be amended, modified and supplemented and in effect.

“Singapore E-mail Business” means the Company’s email service program offered in Singapore.

“Special Purpose Subsidiary” means any wholly-owned direct or indirect Subsidiary of the Company which was formed to own certain real or personal property interests and incur limited recourse Indebtedness in connection therewith and engages in no other activities.

“stated maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (b) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. From and after the date hereof, Target and its subsidiaries shall be deemed Subsidiaries of the Company for purposes of Section 4; provided that all representations and warranties relating to Target and its Subsidiaries made prior to the Closing Date shall be limited to the best of the Company’s knowledge. From and after the Closing Date, Target and its subsidiaries shall deemed Subsidiaries of the Company for all purposes under the Loan Documents.

“Take-Out Banks” means the bank or banks engaged to offer Securities of the Company pursuant to the Engagement Letter.

“Take-Out Securities” means any Securities of the Company and/or the Guarantors the proceeds of which are used to repay the Notes in full and any Securities of the Company issued in accordance with Section 5.9, the proceeds of which are used to Refinance the Notes in part, including, without limitation, the Demand Take-Out Notes.

“Takeover Code” means the City Code on Takeovers and Mergers.

“Takeover Panel” means the Panel on Takeovers and Mergers and includes the executive of the Panel and its appeal committee.

“Target” means IXEurope plc, a public limited company incorporated under the laws of England and Wales.

“Target Facility” means the Facility Agreement, by and among the Target, the lenders party thereto in their capacities as lenders thereunder and CIT Bank Limited, as arranger, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements (but excluding debt securities) extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Target Group” means Target and its subsidiaries at the Completion Date.

“Target Shares” means the ordinary shares of Target (par value 1 pence per share) to which the Scheme, or upon an Election, the Offer relates and any options outstanding with respect thereto referred to in the Scheme Press Release (and references to Target Shares purchased pursuant to the Scheme or the Offer shall include such options).

“Taxes” means all taxes, assessments, fees, levies, imposts, duties, penalties, deductions, liabilities, withholdings or other charges of any nature whatsoever, including interest penalties, from time to time or at any time imposed by any Law or any Tribunal.

“Term Loan Commitment” has the meaning ascribed to such term in Section 2.2(a).

“Term Loans” has the meaning ascribed to such term in Section 2.2(a).

“Term Notes” has the meaning ascribed to such term in Section 2.2(e).

“Transaction” means the Acquisition, including the Scheme or the Offer effecting such Acquisition, as applicable, the borrowing of the Bridge Loans and the payment of related fees and expenses.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted and/or existing.

“Unconditional Date” means the date on which the Offer is declared unconditional in all respects.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(a) the Company certifies to the Agent that such designation complies with Section 6.3; and

(b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 6.3, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 6.3.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(a) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.1(b); and

(b) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

1.2 Accounting Terms

For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3 Other Definitional Provisions; Anniversaries

Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. For purposes of this Agreement, a monthly anniversary of the Closing Date shall occur on the same day of the applicable month as the day of the month on which the Closing Date occurred; provided, however, that if the applicable month has no such day (i.e., 29, 30 or 31), the monthly anniversary shall be deemed to occur on the last day of the applicable month.

1.4 LIBOR Unavailable.

To the extent that the LIBOR Rate shall be unavailable, the Company and the Agent shall agree in good faith to find a comparable rate for the Loans based upon the most recently available LIBOR Rate.

SECTION 2 AMOUNT AND TERMS OF LOAN COMMITMENT AND LOANS; NOTES

2.1 Bridge Loan and Bridge Note

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, each Lender hereby agrees to lend to the Company the amount of its Offer Commitment or Scheme Commitment, as the case may be (each a “Bridge Loan” and collectively, the “Bridge Loans”). The Bridge Loans will be available on or after the Effective Date provided that the conditions set forth in Section 3.2 have been satisfied or waived in accordance with this Agreement. Each Lender’s commitment to make the Bridge Loan to the Company pursuant to this Section 2.1(a) are herein called individually, the “Bridge Loan Commitment” and collectively, the “Bridge Loan Commitments.”

(b) When the Company desires to borrow under this Section 2.1, it shall deliver to the Agent a Notice of Borrowing no later than 11:00 A.M. (New York time), at least two Business Days in advance of the Closing Date. The Notice of Borrowing shall specify the applicable date of borrowing (which shall be a Business Day). Upon receipt of such Notice of Borrowing, the Agent shall promptly notify each Lender of its share of the Bridge Loan and the other matters covered by the Notice of Borrowing.

(c) No later than 12:00 Noon (New York time) on the Closing Date, each Lender will make available its pro rata share of the Bridge Loan requested to be made on such date in the manner provided below. All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Company by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Agent its portion of the Bridge Loan to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made available same to the Company, the Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Company, and the Company shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Company, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (1) if paid by such Lender, the overnight Federal Funds Rate or (2) if paid by the Company, the then applicable rate of interest on the Loans.

Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Bridge Loan Commitment hereunder or to prejudice any rights which the Company may have against any Lender as a result of any default by such Lender hereunder.

(d) The Company shall execute and deliver to each Lender, on the Closing Date, a Bridge Note dated the Closing Date substantially in the form of Exhibit I annexed hereto to evidence the portion of the Bridge Loan made on such date by such Lender and with appropriate insertions (“Bridge Notes”).

(e) Subject to Section 2.2, the Company shall pay in full the outstanding amount of the Bridge Loan and all other Obligations owing hereunder no later than the Conversion Date.

(f) The Scheme Commitments shall terminate on a Scheme Mandatory Cancellation Event. The Offer Commitments shall terminate on an Offer Mandatory Cancellation Event. All Bridge Loan Commitments shall terminate after the incurrence of the Bridge Loans on the Closing Date. The Company shall have the right, without premium or penalty, to reduce or terminate the Bridge Loan Commitment of the Lenders hereunder at any time.

(g) The Bridge Loan made under this Agreement shall be made by the Lenders pro rata on the basis of their respective Bridge Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make its portion of the Bridge Loan hereunder and that each Lender shall be obligated to make its portion of the Bridge Loan hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.2 Term Loan and Term Note

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Lenders hereby agree, on the Conversion Date, upon the request of the Company, to convert the then outstanding principal amount of the Bridge Loan into a term loan (the “Term Loan”), such Term Loan to be in the aggregate principal amount of the then outstanding principal amount of the Bridge Loan. The Lenders’ commitments under this Section 2.2(a) are herein called collectively, the “Term Loan Commitment.”

(b) If the Company has not repaid the Bridge Loan in full on or prior to the Conversion Date, then the Company shall convert the then outstanding principal amount of the Bridge Loan into a Term Loan under this Section 2.2. The Company shall deliver to the Lenders a Notice of Conversion no later than 11:00 A.M. (New York time), at least two Business Days in advance of the Conversion Date. The Notice of Conversion shall specify the principal amount of the Bridge Loan outstanding on the Conversion Date to be converted into a Term Loan.

(c) Each Lender shall extend to the Company the Term Loan to be issued on the Conversion Date by such Lender by canceling on its records a corresponding principal amount of the Bridge Loan held by such Lender.

(d) The Term Loan shall mature and the Company shall pay in full the outstanding principal amount thereof and accrued interest thereon on the date that is the eighth anniversary of the Closing Date (the “Maturity Date”).

(e) The Company, as Company, shall execute and deliver to each Lender, on the Conversion Date, a Term Note dated the Conversion Date substantially in the form of Exhibit II annexed hereto to evidence the Term Loan made on such date, in the principal amount of the Bridge Loan held by such Lender on such date and with other appropriate insertions (collectively the “Term Notes”).

2.3 Interest on the Loans

(a) The Loans shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by prepayment, acceleration or otherwise) at a rate determined as set forth below:

(1) Subject to Section 2.3(a)(2), the Loans shall bear interest for each Interest Period at a rate per annum equal to the greater of (A) the Applicable Rate for such period plus the Applicable Spread or (B) 9.0%.

(2) At any time after the Conversion Date, at the request of any Lender, all or any portion of the Term Loan owing to such Lender shall bear interest at a fixed rate per annum equal to the Fixed Rate, effective as of the first interest payment date with respect to such Term Loan after such notice so long as the 20 Business Days’ notice set forth below is given; provided that no such conversion shall be permitted in respect of amounts to be voluntarily prepaid following receipt of a notice of prepayment pursuant to Section 2.5(a). In order to request the conversion of a Floating Rate Loan to a Fixed Rate Loan, the Lender shall notify the Agent in writing of its intention to do so at least 20 Business Days prior to an interest payment date indicating the amount of the Term Loan for which it is requesting conversion to a Fixed Rate Loan, which shall be not less than $5,000,000 and increments of $10,000 in excess thereof, and the Agent shall so notify the Company at least 10 Business Days prior to such next succeeding interest payment date. Upon the conversion of a portion of a Floating Rate Loan to a Fixed Rate Loan an appropriate notation will be made on the Term Note and, on and after the first interest payment date following the receipt by the Company of a notice hereunder, such portion of the Term Loan which is converted to a Fixed Rate Loan shall bear interest at the Fixed Rate until repaid.

(3) Notwithstanding clause (1) or (2) of this Section 2.3(a), subject to Section 2.3(c) below, in no event will the interest rate on the Loans exceed 11.25% per annum.

(b) Interest shall be payable (i) prior to the Conversion Date, (A) on the numerically corresponding day of each consecutive three month anniversary of the Closing Date (or, if there is no numerically corresponding day, on the last day of the month in which such anniversary occurs) and (B) on the Conversion Date, and (ii) following the Conversion Date, (A) on the numerically corresponding day of each consecutive three month anniversary of the Conversion Date (or, if there is no numerically corresponding day, on the last day of the month in which such anniversary occurs) and (B) on the Final Maturity Date; provided, however, that at such time as any portion of the Term Loan shall bear interest at a rate per annum equal to the Fixed Rate, then interest shall be payable semi-annually in arrears commencing on the first interest payment date as determined in accordance with this Section 2.3(b) after the first conversion of a Floating Rate Loan to a Fixed Rate Loan and on each second interest payment date thereafter as determined in accordance with this Section 2.3(b) and on the Final Maturity Date; provided, further, however, that if any interest payment date is not a Business Day, such interest payment date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such interest payment date shall be on the next preceding Business Day.

(c) Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the rate of interest otherwise payable under this Agreement for the Loans.

(d) Interest on the Loans shall be computed on the basis of a 360-day year and, with respect to any amount of the Loans which are Floating Rate Loans, the actual number of days elapsed in the period during which it accrues or, with respect to any amount of the Loans which are Fixed Rate Loans, twelve 30-day months. In computing interest on the Loans, the date of the making of the Loans shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.4 Fees

The Company agrees to pay to the Agent all fees and other obligations in accordance with, and at the times specified by, the Fee Letter.

2.5 Prepayments and Payments

(a) Notwithstanding anything herein to the contrary, at any time the Term Loans bear interest at the Fixed Rate, the Term Loans shall not be prepayable prior to maturity.

(1) Voluntary Prepayments. The Company may, upon not less than one Business Day’s prior written or telephonic notice confirmed in writing to the Agent at any time and from time to time, prepay the Loans made to the Company in whole.

Notice of prepayment having been given as aforesaid, the principal amount of the Loans to be prepaid shall become due and payable on the prepayment date. Amounts of the Loans so prepaid may not be reborrowed.

(2) Mandatory Prepayments.

(A) Prepayments from Asset Sales.

(i) On or prior to the Conversion Date, upon receipt by the Company or any Subsidiary of the Company of Net Cash Proceeds of any Asset Sale occurring after the Closing Date, the Company or any Subsidiary of the Company will use the Net Cash Proceeds of such Asset Sale to prepay the Bank Facility (or, in the case of Net Cash Proceeds from Asset Sales of assets of the Acquired Business, the Target Facility) and permanently reduce any commitments thereunder to the extent of the prepayment. Concurrently with the consummation of an Asset Sale, the Company shall deliver to the Agent an Officer’s Certificate demonstrating the derivation of Net Cash Proceeds from the gross sales price of such Asset Sale. To the extent not used as above, the Company shall, or shall cause its Subsidiaries to, prepay the Loans with the Net Cash Proceeds received from any Asset Sale on a date not later than the Business Day next succeeding the 90th day after the consummation of such Asset Sale if and to the extent that such Net Cash Proceeds are not applied by the Company or any Subsidiary of the Company within 90 days as provided in the first sentence of this paragraph.

(ii) After the Conversion Date, upon the consummation of an Asset Sale, the Company may apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (x) to permanently reduce Indebtedness under the Bank Facility (or, in the case of Net Cash Proceeds from Asset

Sales of assets of the Acquired Business, the Target Facility); and, in the case of any such Indebtedness, effect a permanent reduction in the availability under the Bank Facility (or the Target Facility), (y) to make an investment in properties and assets (including Capital Stock) that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Closing Date or in businesses reasonably related thereto (“Replacement Assets”); and/or (z) a combination of prepayment and investment permitted by the foregoing clauses (x) and (y).

(iii) Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Bank Facility or any other revolving credit facility. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (x), (y) and (z) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (x), (y) and (z) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Lenders on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Lenders on a pro rata basis, that amount of Loans equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Loans to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 2.5(a)(2)(A).

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million, in each case resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this Section 2.5(a)(2)(A)).

(B) Prepayments from Issuances of Take-Out Securities. Concurrently with the receipt by the Company of proceeds from the issuance of Take-Out Securities, the Company shall prepay the Loans in a principal amount equal to the lesser of the proceeds thereof (net of expenses payable by the Company to any Person other than an Affiliate of the Company in connection with the issuance thereof) and the aggregate principal amount of the Notes then outstanding.

(C) Prepayments from Equity Offerings. Concurrently with the receipt by the Company of proceeds from Equity Offerings, the Company shall prepay the Loans in a principal amount equal to the lesser of the proceeds thereof (net of expenses payable by the Company to any Person other than an Affiliate of the Company in connection with such Equity Offering) and the aggregate principal amount of the Notes then outstanding.

(D) Prepayments from Issuances of Debt Securities. Concurrently with the receipt by the Company of proceeds from the issuance of any debt Securities, the Company shall prepay the Loans in a principal amount equal to the lesser of the proceeds thereof (net of expenses payable by the Company to any Person other than an Affiliate of the Company in connection with the issuance thereof) and the aggregate principal amount of the Notes then outstanding

(E) Notice. The Company shall notify the Agent of any prepayment to be made pursuant to this Section 2.5A(ii) at least two Business Days prior to such prepayment date (unless shorter notice is satisfactory to the Required Lenders).

(3) Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.

(4) Mandatory Offer to Purchase Notes.

(A) Upon the occurrence of a Change of Control (the date of such occurrence, the “Change of Control Date”), the Lenders shall have the right to require the Company to prepay all of the Loans pursuant to an offer to purchase (the “Change of Control Offer”) at a price equal to (i) on or prior to the Conversion Date, 100% of the aggregate principal amount thereof and (ii) after to the Conversion Date, 101% of the aggregate principal amount thereof, and, in each case, plus accrued interest thereon to the date of repurchase.

(B) The notice to the Agent shall contain all instructions and materials necessary to enable the Lenders to tender Loans.

(C) Within 30 days following any Change of Control the Company shall mail a notice to the Agent stating:

(i) that the Change of Control Offer is being made pursuant to this Section 2.5(a)(4);

(ii) the price and the repayment date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the “Offer Payment Date”);

(iii) that any Loan not repaid will continue to accrue interest;

(iv) that any Loan accepted for prepayment pursuant to the Change of Control Offer shall cease to accrue interest after the Offer Payment Date unless the Company shall default in the prepayment of the repayment price of the Loans;

(v) that if a Lender elects to have a Loan repaid pursuant to the Change of Control Offer it will be required to notify the Agent prior to 5:00 p.m. New York time on the Offer Payment Date;

(vi) that a Lender will be entitled to withdraw its election if the Agent receives, not later than 5:00 p.m. New York time on the Business Day preceding the Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Loans such Lender delivered for purchase, and a statement that such Lender is withdrawing its election to have such Loan repaid; and

(vii) that if Loans are repaid only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

(D) On or before the Offer Payment Date, the Company shall (i) accept for payment Loans or portions thereof which are to be repaid in accordance with the above, and (ii) deposit at the Payment Office U.S. Legal Tender sufficient to pay the purchase price of all Loans to be repaid. The Agent shall promptly mail to the Lenders whose Loans are so accepted payment in an amount equal to the repayment price.

(E) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Loans pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

(b) All payments of principal and interest on the Loans by the Company shall be made without defense, set-off or counterclaim and in same-day funds and delivered to the Agent, unless otherwise specified, not later than 12:00 Noon (New York time) on the date due at the Payment Office for the account of the Lenders; funds received by the Agent after that time shall be deemed to have been paid by the Company on the next succeeding Business Day. The Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment to be made of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

(c) Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on the Loans or of the commitment and other fees hereunder, as the case may be.

(d) Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), such Lender will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company of the name and address of the transferee of that Note; provided, however, that the failure to make (or any error in the making of) such a notation or to notify the Company of the name and address of such transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Notes with respect to the Loans and payments of principal or interest on any such Note.

2.6 Margin Regulations

No portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner which might cause the borrowing or the application of such proceeds to violate the applicable requirements of Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

SECTION 3 CONDITIONS

3.1 Conditions to Effectiveness of This Agreement

The effectiveness of this Agreement is subject to prior or concurrent satisfaction of each of the following conditions:

(a) A copy of the Scheme Press Release or, if an Election occurs on or prior to the Effective Date, the Offer Press Release, certified by the Secretary or an Assistant Secretary of the Company, shall have been delivered to the Agent.

(b) If an Election has occurred on or prior to the Effective Date, a certified copy of the Receiving Bank Account Letter duly executed by each party thereto shall have been delivered to the Agent.

(c) On or before the Effective Date, the Agent shall have received on behalf of the Lenders the following items, each of which shall be in form and substance satisfactory to the Agent and, unless otherwise noted, dated the Effective Date:

(1) a certified copy of the Company’s and each Guarantor’s charter, together with a certificate of status, compliance, good standing or like certificate with respect to the Company and each Guarantor issued by the appropriate government officials of the jurisdiction of its incorporation, each to be dated a recent date prior to the Effective Date;

(2) a copy of the Company’s and each Guarantor’s bylaws, certified as of the Effective Date by its Secretary or one of its Assistant Secretaries;

(3) resolutions of the Company’s and each Guarantor’s Board of Directors approving and authorizing the execution, delivery and performance of this Agreement, the Transaction and any other documents, instruments and certificates required to be executed by the Company or such Guarantor in connection herewith and therewith and approving and authorizing the execution, delivery and payment of the Notes and the consummation of the Acquisition, each certified as of the Effective Date by its Secretary or one of its Assistant Secretaries as being in full force and effect without modification or amendment;

(4) signature and incumbency certificates of the Company’s and each Guarantor’s officers executing this Agreement;

(5) executed copies of this Agreement;

(6) originally executed copies of one or more favorable written opinions of (A) Brandi Galvin Morandi, General Counsel of the Company, substantially in the form of Exhibit VI-A annexed hereto and addressed to the Lenders and (B) Shearman & Sterling, counsel for the Company and the Guarantors, substantially in the form of Exhibit VI-B annexed hereto and addressed to the Lenders;

(7) a certificate, delivered by the chief financial officer of the Company and addressed to the Lenders, stating that, after giving effect to the consummation of the Transaction, the fair saleable value of the assets of the Company and its Subsidiaries will not be less than the probable liability on their debts, that the Company and its Subsidiaries, taken as a whole, after giving effect to the consummation of the Transaction, will be able to pay their debts as they mature and that each will not have unreasonably small capital to conduct their business, all in form and substance reasonably satisfactory to the Agent;

(8) An Officers’ Certificate from the Company to the effect that on the Effective Date and after giving effect to the Transaction, and the Company is not (and will not be) in default in the performance or compliance with any of the terms or provisions of the Bank Facility; and

(d) to the extent not a party hereto on the date hereof, a Guarantee, executed and delivered by each Guarantor, dated the date of this Agreement, substantially in the form of Exhibit VII annexed hereto, as applicable.

(e) The Company shall have excluded and delivered the Fee Letter and the Engagement Letter and such letters shall be in full force and effect.

3.2 Conditions to Making of Bridge Loan

During the Scheme Certain Funds Period or, following an Election, the Offer Certain Funds Period, the obligation of each Lender to make the Bridge Loans is subject only to the satisfaction of the following conditions precedent:

(a) Delivery to the Agent (with copies for each Lender) of a Notice of Borrowing in the form set forth as Exhibit III delivered in the manner and at the time specified in Section 2.1(b);

(b) Delivery to the Agent (with copies for each Lender) of a certificate signed by a duly authorized officer of the Company confirming, as of the date of the Borrowing, the satisfaction (unless waived by the Required Lenders) of the conditions specified in clauses (e), (f), (g) and (h) of this Section 3.2;

(c) Each of the Scheme Conditions Precedent or, following an Election, the Offer Conditions Precedent shall have been satisfied or waived (in the case of conditions (a) to (c) contained in the Scheme Press Release or the acceptance condition in the Offer Press Release, as applicable, with the consent of the Required Lenders) provided that if circumstances arise where the Takeover Panel would allow reliance by the Company on any other condition so as to permit the Company to withdraw from the Scheme or the Offer, as the case may be, the consent of the Required Lenders has been obtained to such waiver and the Scheme has become effective in accordance with Section 425 of the Companies Act 1985 and, if applicable, Section 138 of the Companies Act 1985 or the Offer shall have become or been declared unconditional in all respects, as the case may be;

(d) The net proceeds from the Bridge Loans shall be used only for the purposes set forth in Section 5.6;

(e) There is no breach of any Major Representation in any material respect;

(f) There is no breach of the Scheme Covenants or, following an Election, the Offer Covenants;

(g) There is no breach by the Company, Bidco or any Material Subsidiary of a Major Covenant;

(h) At the time of and immediately after giving effect to the Term Loans, no Major Default shall have occurred and be continuing;

(i) The Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date (or such fees shall have been deducted from the provision of the Bridge Loans to the Company on the Closing Date), including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company or a Guarantor under any Loan Document;

(j) The Agent has received a letter from the Company confirming that:

(1) the Scheme has become effective in accordance with Section 425 of the Companies Act 1985 and, if applicable, Section 138 of the Companies Act 1985 or the Offer has been declared unconditional following receipt of acceptances of at least 90% of the nominal value of each class of Target Shares to which the Offer relates, as the case may be; and

(2) there have been no amendments, variations, supplements or waivers to the Scheme Conditions Precedent or, following an Election, the Offer Conditions Precedent (except as contemplated by Section 5.17(b)(2) or 5.16(c)(3), respectively, in any such case without the prior consent of the Required Lenders;

(k) If the Acquisition will be effected pursuant to the Offer, the Lenders have received a copy of the certificate from the Receiving Bank issued in accordance with Note 7 of Rule 10 of the Takeover Code; and

(l) The Agent shall have received on behalf of the Lenders the Bridge Notes substantiality in the form of Exhibit I annexed hereto executed in accordance with Section 2.1(d), drawn to the order of the Lenders.

SECTION 4 REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Company represents and warrants to the Lenders that, at the time of execution hereof and thereafter, the following statements are true, correct and complete:

4.1 Organization and Good Standing; Capitalization

(a) Each of the Company and its Subsidiaries is a corporation duly organized and existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which it is doing business, except where failure to be so qualified or in good standing, singly or in the aggregate, has not had and will not have a Material Adverse Effect.

(b) All of the Subsidiaries of the Company as of the Closing Date are identified in Schedule 4.1 annexed hereto. The Capital Stock of each of the Subsidiaries of the Company identified in Schedule 4.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than Permitted Liens and Liens securing the Bank Facility and the Target Facility), and none of such capital stock constitutes Margin Stock.

4.2 Authorization and Power

Each of the Company and its Subsidiaries has the corporate power and requisite authority and all requisite material governmental licenses, authorizations, consents and approvals to (a) own its assets and carry on its business, and (b) to consummate the Transactions including to execute, deliver and perform its obligations under the Loan Documents and each other document and instrument to be delivered in connection therewith and to issue the Notes and the Exchange Notes. The execution, delivery, and performance by each of the Company and its Subsidiaries of this Agreement and the other Loan Documents to which it is a party and the consummation of the Transactions have been duly authorized by all necessary organizational action.

4.3 No Conflicts or Consents

(a) The execution and delivery of the Loan Documents and each other document to be executed and delivered in connection therewith, the consummation of each of the Transactions, the compliance with each of the terms and provisions hereof or thereof, and the issuance, delivery and performance of the Notes and the Exchange Notes, do not and will not (1) violate any provision of any Law applicable to any of the Company and its Subsidiaries, (2) contravene the Certificate or Articles of Incorporation or Bylaws or other organizational documents of the Company or any of its Subsidiaries or (3) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of the provisions of any indenture, instrument or material agreement to which Company or such Subsidiary is a party or is subject, or by which it, or its property, is bound which could reasonably be expected to result in a Material Adverse Effect, or (4) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any of the Company and its Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or such approvals or consents the failure to obtain which could not reasonably be expected to singly or in the aggregate result in a Material Adverse Effect.

(b) No consent, approval, authorization or order of any Tribunal or other Person is required in connection with the execution and delivery by the Company or any of its Subsidiaries of the Loan Documents, the Bank Facility or any other document or instrument to be delivered in connection therewith or the consummation of the transactions contemplated hereby or thereby, other than any such consent, approval, authorization or order which has been obtained and remains in full force and effect or which has been waived in writing by the Agent on behalf of the Lenders or the failure of which to obtain would not, singly or in the aggregate, have a Material Adverse Effect.

4.4 Enforceable Obligations

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Company and each of its Subsidiaries that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Company and its Subsidiaries party thereto, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

4.5 Properties; Liens

The Company and each of its Subsidiaries has good record and title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not be reasonably expected to have a Material Adverse Effect. None of the property of the Company or any of its Subsidiaries (excluding the Acquired Business) is subject to Liens, other than Permitted Liens and Liens set forth on Schedule 4.5 hereto.

4.6 Financial Condition

(a) The audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2005 and 2006 and the related consolidated statements of income, shareholders equity and cash flows of the Company and its Subsidiaries for the three-year period ended December 31, 2006, certified by the Company’s independent certified public accountants, copies of which have been delivered to the Agent, were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended. No events which have had or could reasonably be expected to have a Material Adverse Effect have occurred since December 31, 2006 except as reflected therein.

(b) The unaudited consolidated balance sheets of the Company and its Subsidiaries as at March 31, 2007 and the related consolidated statements of income and cash flows for the three months ended March 31, 2006 and 2007 were prepared in accordance with GAAP consistently applied, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of such date and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the period covered thereby, subject to normal year-end audit adjustments, consistent with past practices. Neither the Company nor any of its Subsidiaries had on such date any material contingent liabilities, liabilities for Taxes or long-term leases, unusual forward or long-term commitment or unrealized or unanticipated losses from any unfavorable commitment which are not reflected or reserved against in the foregoing statements or in the notes thereto.

(c) Immediately after the consummation of the Transaction contemplated by this Agreement, (1) the fair value of the assets of the Company and its Subsidiaries, taken as a whole, will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (2) the present fair saleable value of the property of each of the Company and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Company and its Subsidiaries, taken as a whole, will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Company and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

4.7 Full Disclosure

No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any misstatement of material fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information, the Company and its Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.8 No Default

Neither the Company nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, any material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. No event of default or event that but for the giving of notice or the lapse of time, or both, would constitute an event of default exists under any Contractual Obligation, where such default could reasonably be expected to result in a Material Adverse Effect.

4.9 Compliance with Organizational Documents

None of the Company or any of its Material Subsidiaries is in violation of its certificate of incorporation or similar organizational documents.

4.10 No Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company or any its Subsidiaries, threatened, at law, in equity, in arbitration or before any Tribunal, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to the Transactions, this Agreement or any other Loan Document, or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

4.11 Margin Stock, Etc.

Neither the Company nor any of its Subsidiaries is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

4.12 Taxes

Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries has filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

4.13 ERISA

(a) Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company, its Subsidiaries and their respective ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code and the regulations thereunder.

(b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) no ERISA Event has occurred or is reasonably expected to occur; (2) no Pension Plan has any Unfunded Pension Liability; (3) none of the Company, its Subsidiaries and their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (4) none of the Company, its Subsidiaries and their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (5) none of the Company, its Subsidiaries and their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(c) Except as could not, individually or in the aggregate, reasonably be expected to have a Market Adverse Effect, the Company and its Subsidiaries are in compliance with all non-U.S. employee benefit plans.

4.14 Compliance with Law

Neither the Company nor any of its Subsidiaries, nor their operation of their respective material properties (a) is in violation of, nor will the continued operation by the Company and its Subsidiaries of their material properties as currently conducted violate, any requirements of all applicable Laws of any Tribunal the violation of which could reasonably be expected to have a Material Adverse Effect, and (b) is in default with respect to any judgment, writ, injunction, decree or order of any Tribunal the default of which could reasonably be expected to have a Material Adverse Effect.

4.15 Capital Structure and Subsidiaries

After giving effect to the Transaction, the Company will have no interest in any Person other than the Subsidiaries of the Company set forth on Schedule 4.1 and other Investments of the Company as set forth on Schedule 6.4 attached hereto and the Company will own, free and clear of all Liens, claims or restrictions on voting or transfer (other than as permitted by this Agreement), 100% of all classes of outstanding Capital Stock of each of the entities set forth on such Schedule 4.1, except as specified on Schedule 4.1. All of the issued and outstanding shares of Capital Stock of the Company and of each of its Subsidiaries is, and at and as of the date of consummation of the Transaction will be, duly authorized, validly issued, fully paid and nonassessable. No Subsidiary of the Company has granted or issued, or has agreed to grant or issue, any options, warrants or similar rights to any Person to acquire any shares of, or other securities convertible into, any of its Capital Stock.

4.16 Intellectual Property

The Company and each of its Subsidiaries owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights and other intellectual property rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto that could reasonably be expected to have a Material Adverse Effect.

4.17 Environmental Matters

(a) There are no Environmental Claims pending, or to the knowledge of the Company and its Subsidiaries threatened, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 4.17(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by the Company or any Restricted Subsidiary is listed or proposed for listing on the National Priorities List issued under CERCLA or on the CERCLA Information System or any analogous foreign, state or local list or is adjacent to any such property; (ii) to the Company’s knowledge, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by the Company or any Restricted Subsidiary or on any property formerly owned or operated by the Company or any Restricted Subsidiary, except in compliance with Environmental Laws; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Company or any Restricted

Subsidiary; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by the Company or any Restricted Subsidiary and Hazardous Materials have not otherwise been Released by any of the Company and its Restricted Subsidiaries at any other location.

(c) The properties owned, leased or operated by the Company and the Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, response or other corrective actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 4.17(d), neither the Company nor any of its Restricted Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation or assessment, remedial, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at, on or from any site, facility, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

(g) Each Loan Party and their Subsidiaries and their respective businesses, operations, facilities and properties are in compliance with all applicable Environmental Laws, except for violations that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.18 Permits

Each of the Company and the Subsidiaries possesses or will possess or can acquire on reasonable terms all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

4.19 Insurance

The Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company or any of its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

4.20 Labor Matters

Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there are no strikes, lockouts, slowdowns or stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or any of its Subsidiaries, threatened. All payments due from the Company or any of its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.21 Investment Company Act

None of the Company, any Person controlling the Company, or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5 AFFIRMATIVE COVENANTS

The Company covenants and agrees that, until the Loans and all other amounts due under this Agreement have been indefeasibly paid in full, it shall perform all covenants in this Section 5 required to be performed by it:

5.1 Financial Statements and Other Reports

The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP (except as provided below). The Company will deliver to each Lender and the Agent on and after the Effective Date:

(a) as soon as available (and in any event within the time periods prescribed by the Commission) all quarterly and annual reports on Forms 10-Q and 10-K (or successor forms) whether or not the Company is then required to rule such reports;

(b) together with each delivery of the annual reports on Form 10-K (or successor form) pursuant to Section (a) above, an Officers’ Certificate of the Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto;

(c) together with each delivery of annual consolidated financial statements pursuant to Section (a) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default that relates to accounting matters has come to their attention and, if any such condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

(d) at the same time as they are publicly filed, copies of all annual, regular, periodic and special reports and registration statements which the Company files with the SEC or with any Tribunal that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered) and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(e) promptly upon any Officer obtaining knowledge (1) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement, (2) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition which might result in an Event of Default referred to in Section 7.2 or (3) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

(f) beginning with the fiscal year ending December 31, 2007, as soon as practicable but in any event no later than 60 days following the first day of each fiscal year a forecast for each of the next succeeding twelve months of the consolidated balance sheet and the consolidated statements of income, cash flow and cash position of the Company and its Subsidiaries and the consolidating balance sheet and the consolidating statements of income, cash flow and cash position of the Company and the Material Subsidiaries, together with an outline of the major assumptions upon which the forecast is based. Together with each delivery of financial statements pursuant to Section 5.1(b) above, the Company shall deliver a comparison of the current year to date financial results against the budget required to be submitted pursuant to this Section;

(g) in writing, promptly upon an Officer obtaining knowledge that the Company or any of its Subsidiaries has received notice or otherwise learned of any (1) Environmental Claim, the non-compliance with or violation of the requirements of any Environmental Law, the Release or threatened Release of any Hazardous Material, in each case, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) the existence of any Environmental Lien on any properties or assets of the Company or any of its Subsidiaries;

(h) promptly upon any Person becoming a Subsidiary of the Company, a written notice setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of the Company and (2) all of the data required to be set forth in Schedule 4.1 annexed hereto with respect to all Subsidiaries of the Company; and

(i) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries or any of their respective property, business or assets as from time to time may be reasonably requested by any Lender; provided that no information or data shall be required to be delivered hereunder or under any other provision of this Agreement if it would violate any applicable attorney-client or accountant-client privilege.

Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents, or provides a link thereto on the Company’s website on the internet at the Company’s website address of www.equinix.com (or such other website address as the Company may provide to the Agent in writing from time to time); provided that: (x) to the extent the Agent is otherwise unable to receive any such electronically delivered documents, the Company shall, upon request by the Agent, deliver paper copies of such documents to the Agent until a written request to cease delivering paper copies is given by the Agent and (y) the Company shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents or provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

5.2 Corporate Existence, Etc.

The Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises to its business and those of each of its Subsidiaries, except as permitted by Section 6.5 or where the failure to so preserve or keep will not, singly or in the aggregate, have a Material Adverse Effect.

5.3 Payment of Taxes and Claims; Tax Consolidation

The Company will, and will cause each of its Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its material properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets prior to the time when any material penalty or fine shall be incurred with respect thereto, provided, however, that no such charge or claim need be paid if the validity or amount of such charge or claim is being diligently contested in good faith and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

5.4 Maintenance of Properties; Insurance

Except as could not reasonably be expected to have a Material Adverse Effect, the Company will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and its Subsidiaries and from time to time promptly will make or cause to be made all necessary repairs, renewals and replacements thereof; provided, however, that nothing in this Section 5.4 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any such properties, or disposing of any of them, if such action is in the ordinary course of business or, in the reasonable good faith judgment of the Company, necessary or desirable in the conduct of its business or otherwise permitted by this Agreement. The Company will maintain or cause to be maintained, with financially sound and reputable insurers or with self insurance programs, in each case to the extent consistent with prudent business practices and customary in its industries, insurance with respect to its properties and business and the properties and businesses of their Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations engaged in similar businesses and owning similar properties in the same general respective areas in which the Company and its Subsidiaries operate.

5.5 Inspection

The Company shall permit any authorized representatives designated by the Lenders to visit and inspect any of the properties of the Company or its Subsidiaries, including, without limitation, its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.5 and the Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Company’s expense. The Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.

5.6 Use of Proceeds

The net proceeds of the Offer Loans or the Scheme Loans, as the case may be, shall be immediately paid by the Company to Bidco (in the form of a combination of loan and contribution to its equity capital) and shall be used by Bidco solely to fund the cash consideration for the Target Shares purchased pursuant to or in connection with the Offer (including any Target Shares acquired pursuant to the Compulsory Acquisition Procedures) or the Scheme, respectively.

The net proceeds of the Term Loan shall be used to cancel any outstanding amount of Bridge Loans converted to Term Loans on such date.

5.7 Compliance with Laws, Etc.

The Company shall and shall cause each of its Subsidiaries to comply with the requirements of all applicable Laws of any Tribunal, noncompliance with which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.8 Maintenance of Accurate Records, Etc.

The Company shall keep, and will cause each of its Subsidiaries to keep, true books and records and accounts in which full and correct entries will be made of all its respective business transactions, and will reflect, and cause each of its Subsidiaries to reflect, in its respective financial statements adequate accruals and appropriations to reserves.

5.9 Take-Out Financing

Upon request (a “Request”) from the Take-Out Banks made at any time after 180 days after the Closing Date (the “Initial Request Date”) and prior to the Conversion Date, the Company shall take all reasonable actions necessary or desirable, to the extent within its power, so that the Take-Out Banks can, as soon as practicable after such Request, publicly offer or privately place the Demand Take-Out Notes. Upon notice by the Take-Out Banks (a “Take-Out Securities Notice”), at any time and from time to time following the Initial Request Date, the Company will issue and sell the Demand Take-Out Notes upon such terms and conditions as specified in the Take-Out Securities Notice; provided, however, that for either a Request or a Take-Out Securities Notice (a) fixed interest rates shall be determined by the Take-Out Banks in light of the then prevailing market conditions, but in no event shall the weighted average overall yield on the Take-Out Securities exceed 11.25% per annum; (b) the Demand Take-Out Notes will contain such terms, conditions and covenants as are customary for similar high yield financings and as are satisfactory in all respects to the Take-Out Banks and the Company and shall be issued pursuant to Citigroup Global Markets Inc.’s customary form of purchase agreement or underwriting agreement, as the case may be; and (c) all other arrangements with respect to the Demand Take-Out Notes shall be reasonably satisfactory in all respects to the Take-Out Banks and the Company in light of the then prevailing market conditions. The foregoing shall not limit the ability of the Company to refinance the Bridge Loan by other means.

In addition, the Company covenants and agrees to use its commercially reasonable efforts to assist the Take-Out Banks in marketing the Demand Take-Out Notes to refinance the Bridge Loan, including, without limitation, preparing an offering memorandum (which offering memorandum shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, of the Company and the Acquired Business for the periods required of a registrant on Form S-1) relating thereto, making senior management of the Company and other representatives of the Company available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Take-Out Banks shall reasonably request during the course of such marketing process. The independent auditors for each of the Company and the Acquired Business shall have agreed to provide customary comfort letters with respect to such offering memorandum.

5.10 Exchange of Term Notes

The Company will, on the 5th Business Day following the written request (the “Exchange Request”) of the holder of any Term Loan bearing interest at a fixed interest rate equal to the Fixed Rate (or beneficial owner of a portion thereof).

(a) Execute and deliver, cause each Guarantor to execute and deliver, and cause a bank or trust company acting as trustee thereunder to execute and deliver, the Senior Indenture, if such Senior Indenture has not previously been executed and delivered;

(b) Execute and deliver to such holder or beneficial owner in accordance with the Senior Indenture a note in the form attached to the Senior Indenture (the “Exchange Notes”) bearing a fixed interest rate equal to the Fixed Rate in exchange for such Term Note dated the date of the issuance of such Exchange Note, payable to the order of such holder or owner, as the case may be, in the same principal amount as such Term Note (or portion thereof) being exchanged, and cause each Guarantor to endorse its guarantee thereon; and

(c) Execute and deliver, and cause each Guarantor to execute and deliver, to such holder or owner, as the case may be, a Registration Rights Agreement in the form of Exhibit V annexed hereto, if such Registration Rights Agreement has not previously been executed and delivered or, if such Registration Rights Agreement has previously been executed and delivered and such holder or owner is not already a party thereto, permit such holder or owner to become a party thereto.

The Exchange Request shall specify the principal amount of the Term Loans to be exchanged pursuant to this Section 5.10 which shall be at least $5.0 million and integral multiples of $10,000 in excess thereof. Term Loans delivered to the Company under this Section 5.10 in exchange for Exchange Notes shall be canceled by the Company and the corresponding amount of the Term Loan deemed repaid and the Exchange Notes shall be governed by and construed in accordance with the terms of the Senior Indenture.

The bank or trust company acting as trustee under the Senior Indenture shall at all times be a corporation organized and doing business under the laws of the United States of America or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or State authority and which has a combined capital and surplus of not less than $50.0 million.

5.11 Payments in U.S. Dollars

All payments of any Obligations to be made hereunder or under the Notes by the Company or any other obligor with respect thereto shall be made solely in U.S. Dollars or such other currency as is then legal tender for public and private debts in the United States of America.

5.12 Lenders Meeting

The Company will participate in a meeting with the Lenders once during each fiscal year to be held at a location and a time selected by the Company and reasonably satisfactory to the Lenders.

5.13 Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

5.14 Delisting and Reregistration as a Private Company

If the Acquisition has been effected as an Offer, the Company shall ensure that, as soon after the Unconditional Date as permitted by law, the Listing Rules of the UK Listing Authority and the rules of the London Stock Exchange, the Target Shares will be delisted from the Official List of the UK Listing Authority and that admission of the Target Shares to trading on the London Stock Exchange will be terminated. The Company shall cause, as soon as possible after Bidco has acquired not less than 90% of the issued share capital of Target, Target to re-register as a private limited liability company under section 53 of the Companies Act 1985 and deliver to the Agent a certified copy of the certificate of reregistration promptly after such certified is issued; provided that in the event that Bidco is exercising its rights pursuant to the Compulsory Acquisition Procedures, reregistration of Target shall be deferred until completion of the Compulsory Acquisition Procedures.

5.15 Compulsory Acquisition Procedures

If the Acquisition has been effected as an Offer, following the Unconditional Date, the Company shall promptly commence the Compulsory Acquisition Procedures after acquiring 90% of the Target Shares, (a) ensure that within ten Business Days thereafter notices are given to the holders of Target Shares who did not accept the Offer, stating that Bidco desires to acquire those shares in accordance with Compulsory Acquisition Procedures, (b) ensure that (except in the event of any proceedings under Section 986 of the Companies Act 2006, Bidco will expeditiously implement the Compulsory Acquisition Procedures and ensure such procedures are carried out in accordance with the timetable provided for in the Companies Act 2006, and (c) inform the Agent upon reasonable request with regard to the progress of the Compulsory Acquisition Procedures.

5.16 The Offer and Related Matters

Upon an Election and thereafter for so long as Bidco continues to proceed with the Offer, the Company shall:

(a) Unless otherwise agreed by the Required Lenders, cause the Offer Press Release to contain a 90% acceptance condition and such other conditions consistent in all material respects with the conditions in the Scheme Press Release and to provide for a price per Target Share at which the Offer is proposed not more than the Scheme price;

(b) Cause the Offer to be made under the Offer Document and the Offer Document to contain terms and conditions consistent in all material respects with those set out in the Press Release;

(c) Except with the consent of the Required Lenders, not:

(1) extend the Offer beyond the date which is the first Business Day after the expiry of six weeks from the date on which the last notice under Section 986 of the Companies Act 2006 is given or, if earlier, the last day of the Certain Funds Period;

(2) make or approve any increase in the Offer price or make any other acquisition of any Target Share above the Offer price; or

(3) amend, vary, supplement or waive the acceptance condition contained in the Offer Press Release; provided that if circumstances arise where the Takeover Panel would allow reliance by the Company on any other condition of the Offer so as to permit the Company to withdraw from the Offer, not waive such condition without obtaining the consent of the Required Lenders;

(d) Notify the Agent as soon as reasonably practical after it becomes aware of any circumstance or event which would entitle it to lapse or withdraw the Offer in accordance with the Takeover Code, and in such circumstance, if the Required Lenders shall reasonably request, cause Bidco to make such representations to the Takeover Panel on behalf of the Lenders as the Required Lenders shall request with a view to obtaining the consent of the Takeover Panel to permit Bidco to invoke the relevant condition;

(e) Take any action which would result in the Company or any of its Subsidiaries being obliged to make an offer to the shareholders of Target under Rule 9 of the Takeover Code;

(f) Take any other steps necessary to ensure that the Offer Press Release, the Offer Document and the conduct of the Offer comply in all material respects with all material applicable consents, laws and regulations (including, without limitation, the Companies Act 1985, the Financial Services and Markets Act 2000 of England and Wales and the Takeover Code, subject to any applicable waivers by the Takeover Panel);

(g) Provide updates from time to time to the Agent as to the status of and progress with respect to the Offer and supply to the Agent any updated financial information on the Target and its Subsidiaries which becomes available and will promptly give to the Agent such other information (including details as to the current level of acceptances) concerning the Offer or otherwise relevant to the Offer as the Agent may reasonably request; and

(h) Take any other steps necessary or advisable to ensure that, other than the Offer Press Release and the Offer Document, no public statement is made by it or any of its Subsidiaries (other than the Acquired Business) in connection with the Offer concerning the Lenders and the Loan Documents without the prior written consent of the Lenders (not to be unreasonably withheld), unless required to do so by the Takeover Code, Takeover Panel, any law or regulation, any applicable stock exchange or any applicable government or other relevant regulatory authority.

5.17 The Scheme and Related Matters

For so long as Bidco continues to proceed with the Scheme, the Company shall:

(a) Cause the Scheme to be proposed on terms and conditions consistent in all material respects with those specified in the Scheme Press Release and cause the Scheme Documents to reflect such terms and conditions in all material respects save as required by the Takeover Panel or by any court;

(b) Except with the consent of the Required Lenders, not:

(1) make or approve any increase in the price per Target Share at which the Scheme is proposed or make any other acquisition of any Target Share above the price per Target Share stated in the Scheme Press Release; or

(2) amend, vary, supplement or waive conditions (a) to (c) contained in the Scheme Press Release; provided that if circumstances arise where the

Takeover Panel would allow reliance by the Company on any other condition of the Scheme so as to permit the Company to withdraw from the Scheme, not waive such condition without obtaining the consent of the Required Lenders;

(c) Notify the Agent as soon as reasonably practical after it becomes aware of any circumstance or event which would entitle Bidco to withdraw from the Scheme in accordance with the Takeover Code, and in such circumstance, if the Required Lenders shall reasonably request, cause Bidco to make such representations to the Takeover Panel or the court, as applicable, on behalf of the Lenders as the Required Lenders shall request with a view to obtaining the consent of the Takeover Panel to permit Bidco to invoke the relevant condition;

(d) Take any action which would result in the Company or any of its Subsidiaries being obliged to make an offer to the shareholders of Target under Rule 9 of the Takeover Code;

(e) Take any other steps necessary to ensure that the Scheme Press Release, the Scheme Document and the implementation of the Scheme comply in all material respects with all material applicable consents, laws and regulations (including, without limitation, the Companies Act 1985, the Financial Services and Markets Act 2000 of England and Wales and the Takeover Code, subject to any applicable waivers by the Takeover Panel);

(f) Provide updates from time to time to the Agent as to the status of and progress with respect to the Scheme and supply to the Agent any updated financial information on the Target and its Subsidiaries which becomes available and will promptly give to the Agent such other information concerning the Scheme or otherwise relevant to the Scheme as the Agent may reasonably request; and

(g) Take any other steps necessary or advisable to ensure that, other than the Scheme Press Release and the Scheme Document, no public statement is made by it or any of its Subsidiaries (other than the Acquired Business) in connection with the Scheme concerning the Lenders and the Loan Documents without the prior written consent of the Lenders (not to be unreasonably withheld), unless required to do so by the Takeover Code, Takeover Panel, any law or regulation, any applicable stock exchange or any applicable government or other relevant regulatory authority.

5.18 Syndication

(a) The Company shall take all actions that the Agent may reasonably request to assist in syndication of the Loans. For the avoidance of doubt, such actions may include, but are not limited to:

(i) using its commercially reasonable efforts to make senior management, representatives and advisors of the Company and, after the Closing Date, Target available to participate in informational meetings with potential Lenders at such times and places as the Agent may reasonably request upon advanced notice,

(ii) using its commercially reasonable efforts to ensure that the syndication effort benefits from the existing lending relationships of the Company,

(iii) assisting (including using efforts to cause the Company’s affiliates and advisors to assist) in the marketing materials to be used in connection with the syndication, and

(iv) promptly providing the Agent with all available information reasonably deemed necessary by it to successfully complete the Syndication;

(b) At the request of the Agent, the Company shall assist in the preparation of a presentation consisting exclusively of information and documentation that is publicly available or not material with respect to the Company, its affiliates and any of its securities for purposes of United States federal and state securities laws.

(c) As of its date of publication, the marketing materials will not contain any misstatement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, misleading.

SECTION 6 NEGATIVE COVENANTS

The Company covenants and agrees that until the satisfaction in full of the Loans and all other Obligations due under this Agreement it will fully and timely perform all covenants in this Section 6.

6.1 Indebtedness

(a) Prior to the Conversion Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness).

(b) After the Conversion Date, in addition to the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor, may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

(c) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Loans or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

6.2 Liens

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(a) in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(b) in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

(1) Liens securing borrowings under the Bank Facility incurred pursuant to clause (b) of the definition of “Permitted Indebtedness” and Liens on assets of the Acquired Business securing borrowings under the Target Facility incurred pursuant to clause (m) of the definition of “Permitted Indebtedness”;

(2) other Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date;

(3) Liens securing the Company’s and its Restricted Subsidiaries’ Obligations under any hedge facility permitted under this Agreement to be entered into by the Company and its Restricted Subsidiaries;

(4) Liens securing the Loans and the Guarantees;

(5) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(6) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this

Agreement; provided, however, that such Liens: (A) are no less favorable to the Lenders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(7) Permitted Liens.

6.3 Restricted Payments

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly: (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock, (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”).

(b) Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing or be caused as a consequence thereof, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) the acquisition of any Subordinated Indebtedness either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company or (ii) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, after the Conversion Date, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $5.0 million in any calendar year;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

(6) payments of dividends on Disqualified Capital Stock or preferred stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by this Agreement;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(8) the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) or other shares of Disqualified Capital Stock of the Company; and

(9) after the Conversion Date, other Restricted Payments in an aggregate amount not to exceed $25.0 million.

(c) In addition to the foregoing, after the Conversion Date, the Company may make Restricted Payments if at the time of such Restricted Payment or immediately after giving effect thereto, (1) no Default or an Event of Default shall have occurred and be continuing; (2) the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.1(b); and (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Conversion Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall not exceed the sum of:

(A) 25% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Conversion Date and ending on the last day of the most recent quarter for which financial statements have been delivered pursuant to Section 5.1 (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Conversion Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

(C) without duplication of any amounts included in clause (c)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Conversion Date and on or prior to the Reference Date (excluding, in the case of clauses (c)(B) and (C), any net cash proceeds from an equity offering to the extent used to redeem the Notes); plus:

(D) without duplication, the sum of:

(i) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Conversion Date whether through interest payments, principal payments, dividends or other distributions or payments;

(ii) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(iii) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary as of the date of such redesignation;

provided, however, that the sum of clauses (i), (ii) and (iii) above shall not exceed the aggregate amount of all such Investments made subsequent to the Conversion Date.

After the Conversion Date, in determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (3) of Section 6.3(c), amounts expended pursuant to clauses (1), (2)(B), (3)(B)(i), (4) and, if applicable, (9) of this Section 6.3(b) shall be included in such calculation.

6.4 [Reserved]

6.5 Restriction on Fundamental Changes

(a) Prior to the Conversion Date, subject to Section 5.2 and other than the sale of 100% of a Subsidiary of the Company in accordance with Section 2.5(a)(2)(A) and Section 6.9, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, directly or indirectly, enter into any transaction, or series of related transactions, of merger, amalgamation, consolidation or combination, or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or in a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, except any Subsidiary of the Company may be merged, amalgamated, consolidated or combined with or into the Company or any wholly-owned

Subsidiary of the Company or be liquidated, wound up or dissolved, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or in a series of transactions, to the Company or to any wholly-owned Subsidiary of the Company; provided, however, that (1) no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) in the case of such a merger, amalgamation, consolidation or combination of the Company and a Subsidiary of the Company, the Company shall be the continuing or surviving corporation, and (3) where one or more of the predecessor entities is the Company or a Guarantor, the surviving entity (A) if it is the Company or a Subsidiary Guarantor (i) continues to be bound as such under this Agreement or the Guarantee of such Guarantor, as the case may be, and (ii) executes and delivers to the Agent immediately upon consummation of such transaction a written confirmation or acknowledgment to such effect, in form and substance satisfactory to the Lender, together with evidence of appropriate corporate power, authority and action and a written legal opinion in form and substance satisfactory to the Agent to the effect that this Agreement and such Guarantee continue to be a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms (subject to customary exceptions in respect of bankruptcy, insolvency and other equitable remedies) and with respect to such other matters as the Agent may reasonably request, and (B) if it is not the Company or a Guarantor, executes and delivers to the Agent immediately upon the consummation of such transaction an assumption agreement, in form and substance satisfactory to the Agent, whereby such surviving entity assumes the due and punctual performance of all obligations and liabilities of such predecessor Guarantor under its Guarantee, together with evidence of appropriate corporate power, authority and action and a written legal opinion in form and substance satisfactory to the Agent to the effect that such Guarantee is the legal, valid and binding obligation of such surviving entity, enforceable against such surviving entity in accordance with its terms (subject to customary exceptions in respect of bankruptcy, insolvency and other equitable remedies) and with respect to such other matters as the Agent may reasonably request.

(b) After the Conversion Date, the Company will not, in a single transaction or series of related transactions, consolidate with, or merge with or into, any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(A) the Company shall be the surviving or continuing corporation; or

(B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition such properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Agent), executed and delivered to the Agent, the due and punctual payment of the principal of, and premium, if any, and interest on all of each series of the Notes and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and, if applicable, the assumption by the Surviving Entity contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness pursuant to paragraph (b) of Section 6.1;

(3) immediately after giving effect to such transaction and, if applicable, the assumption by the Surviving Entity contemplated by Section 6.5(b)(1)(B)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Company or the Surviving Entity, as the case may be, shall have delivered to the Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a joiner agreement is required in connection with such transaction, such joinder agreement complies with the applicable provisions of this Agreement.

For purposes of this Section 6.5, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with (A) any of its Wholly Owned Restricted Subsidiaries or (B) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Notes with the same effect as if such surviving entity had been named as such.

(c) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Agreement in connection with any transaction complying with the provisions of Section 6.9) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of Section 6.5(b)(2).

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with Section 6.5(c)(4).

6.6 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of

(1) applicable law, rule, regulation or order;

(2) this Agreement, the Senior Indenture (including the Exchange Notes) and the Guarantees;

(3) customary non-assignment provisions of any contract or any lease, license or sublicenses governing a leasehold interest of any Restricted Subsidiary of the Company;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date;

(6) the Bank Facility and the Target Facility;

(7) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(8) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale;

(9) such encumbrances or restrictions being binding on a Restricted Subsidiary at such time as such Restricted Subsidiary first becomes a Restricted Subsidiary, provided that such encumbrances or restrictions are not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(10) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(11) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (2), (4), (5) and (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (2), (4), (5) and (6);

(12) customary restrictions on leases, subleases, licenses, sublicenses, or asset sale agreements otherwise permitted hereby; and

(13) restrictions imposed on cash or other deposits imposed by customers entered into in the ordinary course of business.

6.7 Transactions with Affiliates

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than (1) Affiliate Transactions permitted under paragraph (b) below and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

(b) The restrictions and the Board approval requirements set forth in paragraph (a) of this Section 6.7 shall not apply to:

(1) loans, advances and payments of reasonable fees and compensation to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Agreement;

(3) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the Closing Date;

(4) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

(5) any employment and severance arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(6) the issuance and sale of Qualified Capital Stock;

(7) Restricted Payments permitted by this Agreement; and

(8) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries.

6.8 Business Activities

The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Closing Date.

6.9 Asset Sales

The Company shall not, nor shall it cause or permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Subsidiary, as the case may be, receives consideration therefor at the time thereof at least equal to the fair market value at the time of such Asset Sale of the property, assets or stock that is the subject of such Asset Sale, (b) (1) prior to the Conversion Date, at least 100% or (2) after the Conversion Date, 85%, of the consideration received therefor by the Company or such Subsidiary is in the form of cash or Cash Equivalents and (c) all of the Net Cash Proceeds in respect thereof are applied by the Company or a Subsidiary of the Company in accordance with Section 2.5(a)(2)(A).

6.10 Limitation on Preferred Stock of Domestic Restricted Subsidiaries

The Company will not permit any of its Domestic Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Domestic Restricted Subsidiary of the Company that is not a Guarantor.

6.11 Additional Guarantees

The Company shall cause each of its Domestic Restricted Subsidiaries that is not a Guarantor as of the Effective Date other than Special Purpose Subsidiaries to become a Guarantor hereunder and to agree to be bound by the terms hereof as a Guarantor within 45 days of the date hereof.

If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor (other than a Special Purpose Subsidiary), or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another such

Domestic Restricted Subsidiary, then such transferee or acquired or other Domestic Restricted Subsidiary (other than a Special Purpose Subsidiary) shall:

(a) execute and deliver to the Agent a Guarantee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under this Agreement on the terms set forth in the Guarantee and this Agreement; and

(b) deliver to the Agent an opinion of counsel that such Guarantee has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this Agreement.

SECTION 7 EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

7.1 Failure To Make Payments When Due

Failure to pay any installment of principal of the Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on the Loans or any other amount due under this Agreement within (A) prior to the time the Term Loan shall accrue interest at a Fixed Rate, five days or more after the date due or (B) after such time as the Term Loan shall accrue interest at a Fixed Rate, 30 days after the date due.

7.2 Default in Other Agreements

Failure of the Company or any of its Subsidiaries to pay at final maturity any principal on one or more issues of Indebtedness of the Company or of any of its Subsidiaries (other than Indebtedness referred to in Section 7.1) or breach or default by the Company or any of its Subsidiaries with respect to any other term of any one or more issues of Indebtedness of the Company or of any of its Subsidiaries or any agreement or instrument evidencing or securing such Indebtedness and such default or breach results in the acceleration of that Indebtedness prior to its stated maturity and, in either case, the principal amount of such Indebtedness and all other such Indebtedness of the Company and its Subsidiaries in respect of which there is a failure to pay principal or interest or which has been so accelerated equals $25.0 million or more.

7.3 Breach of Certain Covenants

Failure of the Company to perform or comply with any covenant, term or condition contained in Section 2.5(a)(4) or 5.2.

7.4 Breach of Warranty

Any representation, warranty or certification made by the Company in any Loan Document or in any statement or certificate at any time given by the Company in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or incorrect in any material respect on the date as of which made or deemed made.

7.5 Other Defaults Under Agreement or Loan Documents

The Company shall default in the performance of or compliance with any covenant, term or condition contained in this Agreement or the other Loan Documents (other than those covered by Sections 7.1, 7.3, 7.4, 7.10 or 7.11) and such default shall not have been remedied or waived in accordance with this Agreement within 30 days after the date of written notice from the holder or holders of not less than 25% in aggregate principal amount of the Loans then outstanding of such default.

7.6 Involuntary Bankruptcy; Appointment of Custodian, Etc.

A court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

(a) is for relief against the Company or any Material Subsidiary in an involuntary case or proceeding, or

(b) appoints a Custodian of the Company or any Material Subsidiary for all or substantially all of its properties, or

(c) orders the liquidation of the Company or any Material Subsidiary,

(d) and in each case the order or decree remains unstayed and in effect for 60 days.

7.7 Voluntary Bankruptcy; Appointment of Custodian, Etc.

The Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1) commences a voluntary case or proceeding, or

(2) consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

(3) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(4) makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

(5) consents to the filing of a petition in bankruptcy against it, or

(6) shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally.

7.8 Judgments and Attachments

One or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgment remains undischarged, unpaid, or unstayed for a period of 30 days after such judgment or judgments becomes final and non-appealable.

7.9 Guarantee

(a) Any Guarantee or any material provision thereof shall cease to be in full force or effect (other than in accordance with its express terms), or (b) any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guarantee, or (c) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed, after giving effect to any applicable grace periods, pursuant to its Guarantee.

THEN, following the Certain Funds Period, (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.6 or 7.7 relating to the Company, all of the unpaid principal amount of and accrued interest on the Loans and all other outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the commitments of the Lenders hereunder shall thereupon terminate, and (b) upon the occurrence of any other Event of Default, the Agent shall, upon written notice of the Required Lenders, by written notice to the Company, declare all of the unpaid principal amount of and accrued interest on the Loans and all other outstanding Obligations to be, and the same shall forthwith become, due and payable, and the obligations of the Lenders hereunder shall thereupon terminate, in which case the same shall become due and payable; provided, however, that if any declaration of acceleration under this Agreement occurs solely because an Event of Default set forth in Section 7.2 has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness which is the subject of such Event of Default have rescinded their declaration of acceleration in respect of such Indebtedness within thirty days of such acceleration of such Indebtedness and the Agent has received written notice thereof within such time and if no other Event of Default has occurred during such thirty-day period which has not been cured or waived in accordance with this Agreement. Nevertheless, if at any time after acceleration of the maturity of the Loans, the Company shall pay all arrears of interest and all payments on account of the principal thereof which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of principal of and accrued interest on the Loans and the Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.6, then the Agent shall, upon written notice of the Required Lenders, by written notice to the Company rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

During the Certain Funds Period, if there exists an Event of Default which is continuing that (a) is a Major Default or (b) results from a breach of one or more Major Representations in any material respect or (c) results from a breach of any Offer Covenant or, after an Election, any Scheme Covenant or (d) results from a breach by the Company, Bidco or a Material Subsidiary of a Major Covenant, then the Agent may, and at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (1) terminate the Bridge Loan Commitments, and thereupon the Bridge Loan Commitments shall terminate immediately, and (2) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in Sections 7.6 or 7.7, the Bridge Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Notwithstanding anything to the contrary in this Agreement, during the Certain Funds Period, the Agent and the Lenders shall not, except as provided in the immediately preceding sentence, (A) have the right to cancel, rescind or terminate the Bridge Loan Commitments hereunder if the effect of such cancellation, rescission or termination would prevent or limit the making or borrowing of any of the Loans during the Certain Funds Period, (B) have the right to refuse to participate in or make available its commitment in any Loan during the Certain Funds Period, (C) make or enforce any claims they may have under this Agreement if the effect of such claim or enforcement would prevent or limit the making or borrowing of the Loans or require repayment or prepayment of or otherwise accelerate or cause repayment or prepayment of the Offer Loans or Scheme Loans, as the case may be, during the Certain Funds Period, or (D) otherwise exercise any right of set-off, counterclaim or similar right or remedy which it may have in relation to the Loans. During the Certain Funds Period, subject to Section 3.2 of this Agreement, the Agent and the Lenders shall not otherwise refuse to make available the Loans. After the Certain Funds Period, all of the rights, remedies and entitlements of the Agent and the Lenders shall be available notwithstanding that certain rights, remedies and entitlements were not exercised or available during the Certain Funds Period.

Notwithstanding the foregoing, for the period from the date hereof until the date which is three months after the Closing Date (the “Clean-Up Period”), a breach of any representation or warranty in Section 4 or any covenant in Section 5 existing by reason of circumstances existing on the Closing Date and relating solely to the business or operations of Target or any of its Subsidiaries will not be a Default if and for so long as the circumstances giving rise to such breach:

(1) are capable of being cured during the Clean-Up Period and the Company and its Subsidiaries are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements);

(2) have not been caused or approved by the Company or any of its Subsidiaries (other than Target or any of its Subsidiaries); and

(3) have not had, and would not reasonably be expected to have, a Material Adverse Effect;

provided that (a) the Company shall give the Lenders notice of such breach upon knowledge thereof by the Companyor any of its Subsidiaries and the steps it is taking to cure such steps and (b) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default shall be deemed to occur at the end of the Clean-Up Period.

SECTION 8 THE AGENT

8.1 Appointment

Each Lender hereby irrevocably designates and appoints Citibank, N.A. as Agent of such Lender to act as specified herein and in the other Loan Documents, and each Lender hereby irrevocably authorizes Citibank, N.A. as the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 8. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 8 are solely for the benefit of the Agent and the Lenders, and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agent or trust with or for the Company or any of its Subsidiaries.

8.2 Delegation of Duties

The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 8.3.

8.3 Exculpatory Provisions

Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for any failure of the Company or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Company or any of its Subsidiaries. The Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Lenders or by or on behalf of the Company or any of its Subsidiaries to the Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

8.4 Reliance by Agent

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. As between the Agent and the Lenders, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

8.5 Notice of Default

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actually received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, as between the Agent and the Lenders unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agent and Other Lenders

Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company or its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Company and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, liabilities, property, financial and other condition or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification

The Lenders agree to indemnify the Agent in its capacity as such ratably according to their respective “percentages” as used in determining the Required Lenders at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby of any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Company or any of its Subsidiaries; provided, that no Lender shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 9.7 shall survive the payment of all Obligations.

8.8 Agent in Its Individual Capacity

The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9 Resignation of the Agent; Successor Agent

The Agent may resign as the Agent upon 30 days’ notice to the Lenders and the Company. Upon the resignation of the Agent, the Required Lenders shall appoint from among the Lenders a successor Agent which is a bank or a trust company for the Lenders subject to prior approval by the Company (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall include such successor agent effective upon its appointment, and the resigning Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of the Agent hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 9 GUARANTEE

9.1 Unconditional Guarantee

Each Guarantor hereby unconditionally, jointly and severally, guarantees (such guarantee to be referred to herein as the “Guarantee”) to each of the Lenders and to the Agent and their respective successors and assigns, that: (a) the principal of and interest on the Loans will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Company to the Lenders or the Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any of the Loans or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (a) and (b) above, to the limitations set forth in Section 9.5. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Loans, this Agreement and in this Guarantee. If any Lender or the Agent is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Lenders and the Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligations as provided in Section 7, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

9.2 Severability

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.3 Release of a Guarantor

Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets) to an entity which is not a Subsidiary of the Company and which sale or disposition is otherwise in compliance with the terms of this Agreement, such Guarantor shall be deemed released from all obligations under this Section 9 without any further action required on the part of the Agent or any Lender; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, such Indebtedness of the Company shall also terminate upon such release, sale or transfer.

The Agent shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 9.3. Any Guarantor not so released remains liable for the full amount of principal of and interest on the Loans as provided in this Section 9.

9.4 Limitation of Guarantor’s Liability

Each Guarantor and by its acceptance hereof each of the Lenders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Lenders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 9.6, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

9.5 Guarantors May Consolidate, etc., on Certain Terms

(a) Except as set forth in Section 6.5, nothing contained in this Agreement or in the Loans shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety, to the Company or another Guarantor. Upon any such consolidation, merger, sale or conveyance, the Guarantee given by such Guarantor shall no longer have any force or effect.

(b) Except as set forth in Section 6.5, nothing contained in this Agreement or in the Loans shall prevent any consolidation or merger of a Guarantor with or into a corporation or corporations other than the Company or another Guarantor (whether or not affiliated with the Guarantor).

9.6 Contribution

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Obligations. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (a) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Guarantor under Subordinated Indebtedness)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (b) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts including, without limitation, Guarantor Senior Indebtedness (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

9.7 Waiver of Subrogation

Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Lender against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Loans shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Agent for the benefit of such Lenders to be credited and applied upon the Loans, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.7 is knowingly made in contemplation of such benefits.

9.8 Evidence of Guarantee

To evidence their guarantees to the Lenders set forth in this Section 9, each of the Guarantors hereby agrees to execute the Guarantee in substantially the form included in Exhibit VII annexed hereto. Each such Guarantee shall be signed on behalf of each Guarantor by two Officers, or an Officer and an Assistant Secretary or one Officer shall sign and one Officer or an Assistant Secretary (each of whom shall, in each case, have been duly authorized by all requisite corporate actions) shall attest to such Guarantee.

9.9 Waiver of Stay, Extension or Usury Laws

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 10 MISCELLANEOUS

10.1 Representation of the Lenders

Each Lender hereby represents that it is a commercial lender which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account or the account of its affiliates in the ordinary course of such business.

10.2 Participations in and Assignments of Loans and Notes

(a) Each Lender shall have the right at any time to sell, assign, transfer or negotiate all or any portion of its Loans or its Bridge Loan Commitment in an aggregate amount of not less than $1.0 million to any Eligible Assignee. In the case of any sale, transfer or negotiation of all or part of the Loans or any Bridge Loan Commitment authorized under this Section 10.2(a), the assignee, transferee or recipient shall become a party to this Agreement as a Lender by execution of an assignment and assumption agreement; provided that (1) at such time Section 2.1(a) or 2.2(a), as the case may be, shall be deemed modified to reflect the Loan Commitment of such new Lender and of the existing Lenders, (2) upon surrender of the Notes, new Notes will be issued, at the Company’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1(d) or 2.2(e) as the case may be (with appropriate modifications) to the extent needed to reflect the revised Bridge Loan Commitment, and (3) the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and provided, further, that such transfer or assignment will not be effective until recorded by the Agent on the Register. To the extent of any assignment pursuant to this Section 10.2(a), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Bridge Loan Commitment, and the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Lender with respect to such Loans or Bridge Loan Commitment, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of a Lender.

(b) Each Lender may grant participations in all or any part of its Loans or its Loan Commitment in an aggregate amount of not less than $1.0 million to any Eligible Assignee.

(c) The Company shall, at its own cost and expense, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Loans as any Lender may reasonably require in connection with any participation, transfer or assignment pursuant to this Section 10.2.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loan and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(e) The Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Agent’s Office a copy of each assignment and assumption agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and related interest amounts) of the Loans or the Bridge Loan Commitment, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.3 Expenses

Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay (a) all the actual and reasonable costs and expenses of preparation of the Loan Documents and all the costs of furnishing all opinions by counsel for the Company (including without limitation any opinions requested by the Lender as to any legal matters arising hereunder), and of the Company’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the reasonable and documented fees, expenses and disbursements of counsel to the Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and (c) after the occurrence of an Event of Default, all reasonable costs and expenses (including reasonable attorneys fees and costs of settlement) incurred by the Lenders or the Agent in enforcing any Obligations of or in collecting any payments due from the Company hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

10.4 Indemnity

In addition to the payment of expenses pursuant to Section 10.3, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each of the Lenders, the Agent and any holder of any of the Notes, and each of their officers, directors, employees, agents, and affiliates (collectively called the “Indemnitees”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of one counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated as a party thereto), which may be suffered by, imposed on, incurred by, or asserted against that Indemnitee, in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement, the other Loan Documents, the Lenders’ agreements to make the Loans or the use or intended use of any of the proceeds of the Loans hereunder, the issuance of the Exchange Notes or the Take-Out Securities or the Transaction (the “indemnified liabilities”); provided, however, that the Company shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities (a) to the extent such is finally judicially determined to have resulted solely from (1) the gross negligence or willful misconduct of that Indemnitee or (2) the failure of such Indemnitee to perform its obligations under any Loan Document or (3) such Indemnitee’s violation of law or (b) in connection with the obligations of any Indemnitee under any Loan Document or for any transfer fees. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

10.5 Setoff

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender, the Agent and each subsequent holder of any Note is hereby authorized by the Company at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts or any other accounts held for the benefit of another Person) and any other Indebtedness at any time held or owing by such Person or that subsequent holder to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Person or that subsequent holder under this Agreement and the Notes, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or the Notes, irrespective of whether or not (a) such Person or that subsequent holder shall have made any demand hereunder or (b) such Person or that subsequent holder shall have declared the principal of or the interest on its portion of the Loans and its Notes and other amounts due hereunder to be due and payable as permitted by Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.6 Amendments and Waivers

No amendment, modification, termination or waiver of any term or provision of this Agreement, of the Notes, any Guarantee or, prior to the execution and delivery thereof, of the form of the Registration Rights Agreement, of Exhibit IV or consent to any departure by the Company or any Guarantor therefrom, shall in any event be effective without the prior written concurrence of the Company or such Guarantor, as the case may be, and the Required Lenders, and, upon the request of any Lender, the receipt of a written opinion of counsel of the Company addressed to the Lenders to the effect that such amendment, modification, termination, waiver or consent does not violate or conflict with any of the terms and provisions of any Contractual Obligation of the Company; provided, however, that, notwithstanding the third sentence of Section 10.15, without the prior written consent of each Lender affected, an amendment, modification, termination or waiver of this Agreement, any Notes, any Guarantee, and, prior to the execution and delivery thereof, of the form of Registration Rights Agreement or consent to departure from a term or provision hereof or thereof may not: (a) reduce the principal amount of Loans whose holders must consent to any such amendment, modification, termination, waiver or consent; (b) reduce the rate of or extend the time for payment of principal or interest on any Loan;

(c) reduce the principal amount of any Loan; (d) make any Loan payable in money other than that stated in this Agreement; (e) make any change in Section 2.5(a)(4) or in the definition of Change of Control or in the last paragraph of Section 7; (f) reduce the rate or extend the time of payment of fees or other compensation payable to the Lenders hereunder; or (g) waive performance by the Company of its obligations under, or consent to any departure from any of the terms and provisions of, Section 2.5(a)(4) (or make any amendment or modification of Exhibit IV that would have the same effect in respect of the Exchange Notes); and provided, further, that without the consent of the Agent, no such amendment, modification, termination or waiver may amend, modify, terminate or waive any provision of Section 8 as the same applies to the Agent or any other provision of this Agreement as it relates to the rights or obligations of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each holder of the Lender at the time outstanding, each subsequent Lender, and, if signed by the Company or a Guarantor, on the Company and such Guarantor.

10.7 Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Entirety

The Loan Documents and the Commitment Letter embody the entire agreement of the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

10.9 Notices

Unless otherwise provided herein, any notice or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or four Business Days after depositing it in the mail, registered or certified, with postage prepaid and properly addressed; provided, however, that notices shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be set forth under each party’s name on the signature pages hereto.

10.10 Survival of Warranties and Certain Agreements

(a) All agreements, representations and warranties made herein and in the Commitment Letter shall survive the execution and delivery of this Agreement and the

Commitment Letter, the making of the Loans hereunder and the execution and delivery of the Notes and, notwithstanding the making of the Loans, the execution and delivery of the Notes or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of the transactions herein contemplated shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

(b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 10.3, 10.4 and 10.22 shall survive the payment of the Loans and the Notes and the termination of this Agreement.

10.11 Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of the Agent or any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder, under a Guarantee or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, under a Guarantee or the Notes are cumulative to and not exclusive of any rights or remedies otherwise available.

10.12 Severability

In case any provision in or obligation under this Agreement, under a Guarantee or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Headings

Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or given any substantive effect.

10.14 Applicable Law

THIS AGREEMENT, EACH GUARANTEE AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.15 Successors and Assigns; Subsequent Holders of Notes

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. The terms and provisions of this Agreement and each Guarantee shall inure to the benefit of any assignee or transferee of the Notes pursuant to Section 10.2(a), and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Except as provided in Section 10.6, in determining whether the holders of a sufficient aggregate principal amount of the Loans shall have consented to any action under this Agreement, any amount of the Loans owned or held by the Company, any Guarantor or any of their respective Affiliates shall be disregarded. The Company’s rights or any interest therein hereunder may not be assigned without the prior express written consent of each of the Lenders.

10.16 Counterparts; Effectiveness

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and delivery thereof to the Agent or, in the case of the Lenders, written telex or facsimile notice or telephonic notification (confirmed in writing) of such execution and delivery. The Agent will give the Company and each Lender prompt notice of the effectiveness of this Agreement.

10.17 Consent to Jurisdiction; Venue; Waiver of Jury Trial

(a) Any legal action or proceeding with respect to this Agreement, any Note or any Guarantee may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its respective property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby further irrevocably waives any claim that any such courts lack jurisdiction over itself, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement, the Notes or the Guarantees brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each of the parties to this Agreement irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its respective address for notices pursuant to Section 10.9, such service to become effective 30 days after such mailing. To the extent permitted by law, each of the parties to this Agreement hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any Note or any Guarantee that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any party to this Agreement to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any party in any other jurisdiction.

(b) Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Notes or the Guarantees brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Notes or the Guarantees or the transactions contemplated hereby or thereby.

10.18 Payments Pro Rata

(a) The Agent agrees that promptly after its receipt of each payment of any interest or premium on or principal of the Notes from or on behalf of the Company or any Guarantor, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective pro rata shares, if any, of such payment.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that, if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.19 Taxes and Other Taxes

(a) Any and all payments by the Company hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, unless such Taxes are required by law or the administration thereof to be deducted or withheld and excluding (1) in the case of each Lender and the Agent, Taxes imposed on its net income and franchise taxes imposed on it by the jurisdiction under the laws of which such Person is organized or any political subdivision thereof, (2) in the case of each such Lender and the Agent, any Taxes that are in effect and that would apply to a payment to such Person, as applicable, as of the Closing Date, and (3) if any Person acquires any interest in this Agreement (a “Transferee”), any Taxes to the extent that they are in effect and would apply to a payment to such Transferee as of the date of the acquisition of such interest, as the case may be (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If the Company shall be required by Law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the Lender receives an amount equal to the sum it would have received if no such deduction or withholding had been made; (B) the Company shall make such deductions or withholdings; and (C) the Company forthwith shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

(b) The Company agrees to pay forthwith any present or future stamp documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies being herein referred to as “Other Taxes”) imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Company hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

(c) The Company agrees to indemnify the Agent and each of the Lenders for the full amount of Covered Taxes or Other Taxes not deducted or withheld and paid by the Company in accordance with Sections 10.19(a) and (b) to the relevant taxation or other authority and any Taxes other than Covered Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Company under this Section 10.19 paid by the Lender or the Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not any such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Agent or such Lender makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes and evidence of payment thereof submitted to the Company shall be prima facie evidence, absent manifest error, of the amount due from the Company to the Agent or such Lender.

(d) The Company shall furnish to the Agent and each of the Lenders the original or a certified copy of a receipt evidencing any payment of Taxes or Other Taxes made by the Company as soon as such receipt becomes available.

(e) The provisions of this Section 10.19 shall survive the termination of the Agreement and repayment of all Obligations.

10.20 Waiver of Stay, Extension or Usury Laws

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

10.21 Requirements of Law

(a) In the event that any change in law occurring after the date that any lender becomes a Lender party to this Agreement with respect to such Lender shall, in the opinion of such Lender, require that any Bridge Loan Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such change in law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such change in law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such change in law as provided in paragraph (b) of this Section 10.21, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

(b) The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 10.21(b) unless such Lender has given written notice to the Company, through the Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender requests compensation from the Company under this Section 10.21, the Company may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender thereafter to make or continue Loans, until the requirement of law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

10.22 Confidentiality

Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by the Company in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof having authority over such Lender or pursuant to legal process; provided that unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by the Company or any of its Subsidiaries. In connection with any sales, assignments or transfers referred to in Section 10.2(a), a Lender shall obtain agreements from the purchasers, assignees or transferees, as the case may be, reasonably satisfactory to the Company, that such parties will comply with this Section 10.22.

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

COMPANY:

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Notice Address:

301 Velocity Way, 5th Floor
Foster City, CA 94404

GUARANTOR:

EQUINIX OPERATING CO., INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Notice Address:

Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, CA 94404

CITIBANK, N.A., as Agent

By:	/s/ Timothy P. Dilworth
Name:	Timothy P. Dilworth
Title:	Vice President

Notice Address:

388 Greenwich Street
New York, New York 10013

CITIBANK, N.A., as Lender

By:	/s/ Timothy P. Dilworth
Name:	Timothy P. Dilworth
Title:	Vice President

Notice Address:

388 Greenwich Street
New York, New York 10013

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